SENIOR SECURED

                               CREDIT AGREEMENT

                                     among

                            CALTON HOMES, INC. and
                         CALTON HOMES OF FLORIDA, INC.

                                      and

                               BANKBOSTON, N.A.

                                      and

                        OTHER LENDERS WHICH MAY BECOME

                           PARTIES TO THIS AGREEMENT

                                      and

                               BANKBOSTON, N.A.

                                   AS AGENT
                                  dated as of

                                 June 12, 1997




                               TABLE OF CONTENTS


                                                                           Page

Section 1.   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   1
             Section 1.1.    Rules of Interpretation. . . . . . . . . . . .  15

Section 2.   Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
             Section 2.1.    Commitment to Lend and Borrower's Promise
                             to Pay . . . . . . . . . . . . . . . . . . . .  16
             Section 2.2.    Termination of Commitment. . . . . . . . . . .  16
             Section 2.3.    The Revolving Credit Note(s) . . . . . . . . .  17
             Section 2.4.    Certain Prepayments. . . . . . . . . . . . . .  17
             Section 2.5.    Advances; Interest Rates . . . . . . . . . . .  17
             Section 2.6.    Interest . . . . . . . . . . . . . . . . . . .  23
             Section 2.7.    Interest on Overdue Amounts. . . . . . . . . .  23
             Section 2.8.    Funds for Loans. . . . . . . . . . . . . . . .  23
             Section 2.9.    Letters of Credit. . . . . . . . . . . . . . .  24
             Section 2.10.   Conversion Date and Extensions . . . . . . . .  25

Section 3.   FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             Section 3.1.    Origination Fee and Additional Fees. . . . . .  25
             Section 3.2.    Letter of Credit Fees. . . . . . . . . . . . .  25
             Section 3.3.    Unused Commitment Fee. . . . . . . . . . . . .  26
             Section 3.4.    Additional Amounts Payable on Account
                             of Credit Facilities . . . . . . . . . . . . .  26
             Section 3.5.    Additional Costs and Expenses;
                             Reserve Requirements . . . . . . . . . . . . .  27
             Section 3.6.    Yield Maintenance. . . . . . . . . . . . . . .  28

Section 4.   PAYMENTS; COMPUTATIONS; AND INTEREST LIMITATION. . . . . . . .  29
             Section 4.1.    Payments . . . . . . . . . . . . . . . . . . .  29
             Section 4.2.    Computations . . . . . . . . . . . . . . . . .  29
             Section 4.3.    Interest Limitation. . . . . . . . . . . . . .  29

Section 5.   SECURITY AND DEPOSITORY ACCOUNT. . . . . . . . . . . . . . . .  29
             Section 5.1     Blanket Security Interest. . . . . . . . . . .  29
             Section 5.2     Pro Rata Security. . . . . . . . . . . . . . .  30
             Section 5.3     Depository Account . . . . . . . . . . . . . .  30

Section 6.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .  32
             Section 6.1.    Existence, etc.. . . . . . . . . . . . . . . .  32
             Section 6.2.    Business Activity; Capitalization. . . . . . .  33
             Section 6.3.    Authority, etc.. . . . . . . . . . . . . . . .  33
             Section 6.4.    Binding Effect of Documents, etc.. . . . . . .  33
             Section 6.5.    No Events of Default, etc. . . . . . . . . . .  33
             Section 6.6.    Chief Executive Office . . . . . . . . . . . .  34
             Section 6.7.    Financial Statements; Solvency . . . . . . . .  34
             Section 6.8.    Changes; None Adverse. . . . . . . . . . . . .  34
             Section 6.9.    Ownership. . . . . . . . . . . . . . . . . . .  34
             Section 6.10.   Mortgages and Liens. . . . . . . . . . . . . .  35
             Section 6.11.   Intellectual Property. . . . . . . . . . . . .  35
             Section 6.12.   Indebtedness . . . . . . . . . . . . . . . . .  35
             Section 6.13.   Litigation . . . . . . . . . . . . . . . . . .  35
             Section 6.14.   No Default . . . . . . . . . . . . . . . . . .  35
             Section 6.15.   Taxes. . . . . . . . . . . . . . . . . . . . .  35
             Section 6.16.   Compliance of Properties with Law. . . . . . .  36
             Section 6.17.   ERISA Compliance; Severance Obligations. . . .  36
             Section 6.18.   Other Representations. . . . . . . . . . . . .  37
             Section 6.19.   Disclosure . . . . . . . . . . . . . . . . . .  37
             Section 6.20.   Loans as Senior Indebtedness . . . . . . . . .  37
             Section 6.21.   Holding Company and Investment Company Acts. .  37
             Section 6.22.   Regulations U and X. . . . . . . . . . . . . .  37
             Section 6.23.   Fiscal Year. . . . . . . . . . . . . . . . . .  38
             Section 6.24.   Compliance With Certain Environmental Laws
                             and Laws Pertaining to Land Sales. . . . . . .  38
             Section 6.25.   Insurance. . . . . . . . . . . . . . . . . . .  39
             Section 6.26.   Collateral . . . . . . . . . . . . . . . . . .  40
             Section 6.27.   Existing Options . . . . . . . . . . . . . . .  40

Section 7.   CONDITIONS and EFFECTIVENESS . . . . . . . . . . . . . . . . .  40
             Section 7.1.    Loan Documents, etc. . . . . . . . . . . . . .  40
             Section 7.2.    Legality of Transactions . . . . . . . . . . .  40
             Section 7.3.    Representations and Warranties . . . . . . . .  41
             Section 7.4.    Performance, etc.. . . . . . . . . . . . . . .  41
             Section 7.5.    Certified Copies of Certain Documents. . . . .  41
             Section 7.6.    Proof of Action by Borrower. . . . . . . . . .  41
             Section 7.7.    Incumbency Certificate . . . . . . . . . . . .  41
             Section 7.8.    Proceedings and Documents. . . . . . . . . . .  41
             Section 7.9.    Fees . . . . . . . . . . . . . . . . . . . . .  42
             Section 7.10.   Legal Opinions . . . . . . . . . . . . . . . .  42
             Section 7.11.   Borrowing Base Report. . . . . . . . . . . . .  42
             Section 7.12.   Evidence of Insurance. . . . . . . . . . . . .  42
             Section 7.13.   Environmental Reports. . . . . . . . . . . . .  42
             Section 7.14.   Mortgages. . . . . . . . . . . . . . . . . . .  42
             Section 7.15.   Loan Documents . . . . . . . . . . . . . . . .  43
             Section 7.16.   Title Insurance. . . . . . . . . . . . . . . .  43
             Section 7.17    Interest Rate Protection . . . . . . . . . . .  43
             Section 7.18.   Existing Senior Indebtedness Documents . . . .  43
             Section 7.19    Warrant. . . . . . . . . . . . . . . . . . . .  43

Section 8.   CONDITIONS TO SUBSEQUENT LOAN ADVANCES . . . . . . . . . . . .  43
             Section 8.1.    Legality of Transactions . . . . . . . . . . .  43
             Section 8.2.    Representations and Warranties . . . . . . . .  44
             Section 8.3.    Performance, etc.. . . . . . . . . . . . . . .  44
             Section 8.4.    Proceedings and Documents. . . . . . . . . . .  44
             Section 8.5     Payment of Fees. . . . . . . . . . . . . . . .  44

Section 9.   AFFIRMATIVE COVENANTS OF THE BORROWER. . . . . . . . . . . . .  44
             Section 9.1.    Punctual Payment . . . . . . . . . . . . . . .  44
             Section 9.2.    Legal Existence, Etc.. . . . . . . . . . . . .  45
             Section 9.3.    Reserves . . . . . . . . . . . . . . . . . . .  45
             Section 9.4.    Change of Corporate Name . . . . . . . . . . .  45
             Section 9.5.    Financial Statements and Other Reports . . . .  45
             Section 9.6.    Use of Loan Proceeds . . . . . . . . . . . . .  47
             Section 9.7.    Maintenance and Alterations. . . . . . . . . .  47
             Section 9.8.    Certain Environmental Matters. . . . . . . . .  48
             Section 9.9.    Notice of Litigation and Judgment. . . . . . .  48
             Section 9.10.   Notice of Defaults . . . . . . . . . . . . . .  48
             Section 9.11.   Books and Records. . . . . . . . . . . . . . .  48
             Section 9.12.   Insurance. . . . . . . . . . . . . . . . . . .  48
             Section 9.13.   Taxes and Mechanic's Liens . . . . . . . . . .  49
             Section 9.14.   Conduct of Business. . . . . . . . . . . . . .  50
             Section 9.15.   Compliance with Law. . . . . . . . . . . . . .  50
             Section 9.16.   Access . . . . . . . . . . . . . . . . . . . .  50
             Section 9.17.   Further Assurances . . . . . . . . . . . . . .  50
             Section 9.18.   Material Adverse Changes . . . . . . . . . . .  50
             Section 9.19.   Guaranty from Future Subsidiaries. . . . . . .  50

Section 10.  NEGATIVE COVENANTS OF THE BORROWER . . . . . . . . . . . . . .  51
             Section 10.1.   Investments. . . . . . . . . . . . . . . . . .  51
             Section 10.2.   Security Interests and Liens . . . . . . . . .  51
             Section 10.3.   Indebtedness . . . . . . . . . . . . . . . . .  52
             Section 10.4.   Distributions. . . . . . . . . . . . . . . . .  53
             Section 10.5.   Maximum Commitment Amount. . . . . . . . . . .  53
             Section 10.6.   Consolidation and Dissolution. . . . . . . . .  53
             Section 10.7.   Acquisition of Assets. . . . . . . . . . . . .  53
             Section 10.8.   Real Estate Acquisitions . . . . . . . . . . .  53
             Section 10.9.   Disposition of Assets. . . . . . . . . . . . .  54
             Section 10.10.  Sale and Leaseback . . . . . . . . . . . . . .  54
             Section 10.11.  Transactions with Affiliated Persons . . . . .  55
             Section 10.12.  ERISA Compliance . . . . . . . . . . . . . . .  55
             Section 10.13.  Existing Options and New Options . . . . . . .  55
             Section 10.14.  Interest Rate Protection . . . . . . . . . . .  55
             Section 10.15.  Limitations on Borrowing . . . . . . . . . . .  55


Section 11.  FINANCIAL COVENANTS OF THE BORROWER. . . . . . . . . . . . . .  55
             Section 11.1.   Minimum Tangible Net Worth . . . . . . . . . .  55
             Section 11.2.   Total Liabilities to Tangible
                             Net Worth Ratio. . . . . . . . . . . . . . . .  56
             Section 11.3.   Debt Service Coverage. . . . . . . . . . . . .  56
             Section 11.4.   Appraised Value. . . . . . . . . . . . . . . .  56
             Section 11.5.   Inventory. . . . . . . . . . . . . . . . . . .  56
             Section 11.6    Interest Coverage. . . . . . . . . . . . . . .  57

Section 12.  EVENTS OF DEFAULT; ACCELERATION; REMEDIES. . . . . . . . . . .  57
             Section 12.1.   Events of Default; Acceleration. . . . . . . .  57
             Section 12.2.   Remedies . . . . . . . . . . . . . . . . . . .  59
             Section 12.3.   Advances . . . . . . . . . . . . . . . . . . .  59
             Section 12.4.   Environmental Audit. . . . . . . . . . . . . .  59
             Section 12.5.   Proceeds . . . . . . . . . . . . . . . . . . .  60

Section 13.  SETOFF . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

Section 14.  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

Section 15.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .  61

Section 16.  SURVIVAL OF COVENANTS ETC. . . . . . . . . . . . . . . . . . .  62

Section 17.  THE AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . .  62
             Section 17.1.   Authorization. . . . . . . . . . . . . . . . .  62
             Section 17.2.   Employees and Agents . . . . . . . . . . . . .  62
             Section 17.3    No Liability . . . . . . . . . . . . . . . . .  63
             Section 17.4.   No Representations . . . . . . . . . . . . . .  63
             Section 17.5.   Payments . . . . . . . . . . . . . . . . . . .  63
             Section 17.6.   Holders of Notes . . . . . . . . . . . . . . .  64
             Section 17.7.   Indemnity. . . . . . . . . . . . . . . . . . .  64
             Section 17.8.   Agent as Lender. . . . . . . . . . . . . . . .  64
             Section 17.9.   Resignation. . . . . . . . . . . . . . . . . .  64
             Section 17.10.  Notification of Waivers, Amendments,
                             Defaults and Events of Default,
                             Litigation and Judgment. . . . . . . . . . . .  65
             Section 17.11.  Duties in the Case of Enforcement. . . . . . .  65
             Section 17.12.  Bankruptcy Proceedings . . . . . . . . . . . .  65
             Section 17.13.  Notices, Information and Exercise of
                             Rights of Inspection . . . . . . . . . . . . .  66

Section 18.  ASSIGNMENT AND PARTICIPATION . . . . . . . . . . . . . . . . .  66
             Section 18.1.   Conditions to Assignment by Lenders. . . . . .  66
             Section 18.2.   Certain Representations and Warranties;
                             Limitations; Covenants . . . . . . . . . . . .  66
             Section 18.3.   Register . . . . . . . . . . . . . . . . . . .  67
             Section 18.4.   New Notes. . . . . . . . . . . . . . . . . . .  67
             Section 18.5.   Pledge by Lender . . . . . . . . . . . . . . .  68
             Section 18.6.   No Assignment by Borrower. . . . . . . . . . .  68
             Section 18.7.   Disclosure . . . . . . . . . . . . . . . . . .  68
             Section 18.8.   Withholding Tax. . . . . . . . . . . . . . . .  68

Section 19.  NOTICES, ETC.. . . . . . . . . . . . . . . . . . . . . . . . .  70

Section 20.  CERTAIN RIGHTS OF AGENT. . . . . . . . . . . . . . . . . . . .  70
             Section 20.1.   Right to Retain the Construction Inspector . .  70
             Section 20.2.   Right to Obtain Appraisals . . . . . . . . . .  70

Section 21.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .  71

Section 22.  ENTIRE AGREEMENT, ETC. . . . . . . . . . . . . . . . . . . . .  71

Section 23.  CONSENTS, AMENDMENTS, WAIVERS, ETC.. . . . . . . . . . . . . .  71

Section 24.  RELEASE OF SECURITY. . . . . . . . . . . . . . . . . . . . . .  72

Section 25.  CONSENT TO SERVICE . . . . . . . . . . . . . . . . . . . . . .  72

Section 26.  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . .  72

Section 27.  WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

Section 28.  RIGHTS OF THIRD PARTIES. . . . . . . . . . . . . . . . . . . .  73

Section 29.  RELATIONSHIP . . . . . . . . . . . . . . . . . . . . . . . . .  73




                        SENIOR SECURED CREDIT AGREEMENT

            This SENIOR SECURED CREDIT AGREEMENT is made as of the 12th day of June, 1997, by and among (i) CALTON HOMES, INC., a New Jersey corporation, and CALTON HOMES OF FLORIDA, INC., a Florida corporation (collectively, "Borrower),
(ii) BANKBOSTON, N.A., a national banking association having its principal place of business at 100 Federal Street, Boston, Massachusetts 02110, (iii) the other lending institutions which are listed on Schedule 1 and other lending institutions which may become parties hereto pursuant to Section 18 (BankBoston and such lending institutions are collectively referred to herein as the "Lenders") and (iv) BANKBOSTON, N.A., as Agent for itself and the other Lenders (the "Agent").


                                R E C I T A L S

            A. The Agent and the Lenders are committing to advance credit to the Borrower of an amount up to $45,000,000.00 pursuant to the terms of this Agreement, which advance of credit is evidenced by that certain revolving credit promissory note in the amount of $45,000,000.00 (the "Revolving Credit Note").

            B. BankBoston may in the future enter into certain agreements with other banking institutions whereby BankBoston will assign to such other banking institutions certain portions of the Loan (as hereinafter defined) made hereunder.

            Section 1. DEFINITIONS. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Agreement referred to below:

            Accounts Payable. With respect to any Person, all obligations of such Person for the payment of goods sold or leased or for services rendered to such Person (including, without limitation, all accounts payable of such Person), as determined in accordance with Generally Accepted Accounting Principles.

            Advance. Any disbursement of the proceeds of the Loan made or to be made by the Lenders pursuant to the terms of this Agreement.

            Agent.  BankBoston, N.A. acting as agent for the Lenders.

            Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

            Agreement. This Senior Secured Credit Agreement, including the Schedules and Exhibits hereto, as originally executed, or if this Agreement is amended, varied or supplemented from time to time, as so amended, varied or supplemented.

            Assignment and Acceptance.  See Section 18.

            Balance Sheet Date.  See Section 6.7(a).

            BankBoston. BankBoston, N.A., a national banking association, in its individual capacity.

            Base Rate. The higher of (a) the annual rate of interest announced from time to time by BankBoston at its head office in Boston, Massachusetts as its "base rate" and (b) one-half of one percent (0.5 %) plus the overnight federal funds effective rate, as published by the Board of Governors of the Federal Reserve System, as in effect from time to time.

            Base Rate Loan. All or any portion of the Loan bearing interest calculated by reference to the Base Rate.

            Base Rate Margin.  See Section 2.6(a).

            Base Rate Revolving Credit Advance. An Advance which the Borrower requests to be made as a Base Rate Revolving Credit Advance or which is reborrowed as a Base Rate Revolving Credit Advance, in accordance with the provisions of Section 2.5(c).

            Borrower. Calton Homes, Inc., a New Jersey corporation, and Calton Homes of Florida, Inc., a Florida corporation, jointly and severally, singularly and collectively.

            Borrower Subsidiary. The Subsidiaries of the Borrower being more particularly set forth on Schedule 1.2.

            Borrower Subsidiary Security Documents. Collectively, certain of the Loan Documents executed by the Borrower Subsidiaries in favor of the Agent to secure the Obligations.

            Borrowing Base.  At any time of determination, the sum of:

                    1. Cash. One hundred percent (100%) of Unrestricted Cash and Cash Equivalents.

                    2. Developed Lots. Seventy percent (70%) of Lot Book Value. There shall be excluded from this subparagraph 2 Developed Lots that are included within the Borrowing Base under any other category set forth below; plus

                    3. Sold Units. With respect to Units completed or under construction on Developed Lots for which the Borrower has entered into a Housing Purchase Contract, ninety-five percent (95%) of the difference between
(x) Unit Costs incurred by the Borrower with respect thereto and (y) the aggregate amount of all deposits, down payments or earnest money held pursuant to each such Housing Purchase Contract and available to the Borrower; plus

                    4. Unsold Units. With respect to Units completed or under construction on Developed Lots that are not covered by a Housing Purchase Contract, eighty-five percent (85%) of the Unit Costs incurred by the Borrower with respect thereto.

                          Unsold Units shall be:  (i) deemed "under
construction" and included for computation in the Borrowing Base under this subparagraph 4 (subject to other limitations set forth in this Agreement on inclusion of items in the Borrowing Base) at such time the Borrower has commenced construction of the foundation of such Unit; and (ii) excluded from computation in the Borrowing Base under this subparagraph 4 on and after that date which is nine (9) months from the date of the completion of the Unsold Unit (as evidenced by a certificate of occupancy or other evidence of substantial completion of the Unit) except with respect to model homes permitted pursuant to Section 11.5 hereof; plus

                    5. Land Work in Process. With respect to Land Work in Process, seventy percent (70%) of the: (i) Lot Development Costs of improvements made by the Borrower to such Developable Land and (ii) the cost of the Developable Land subject to such improvements; plus

                    6. Entitled Land. With respect to Commercial Property and Developable Land not currently under development, forty percent (40%) of the acquisition cost of such Developable Land and forty percent (40%) of the book value of such Commercial Property.

                    Provided, however, that:

                          a.    the cost basis of any Borrowing Base asset
shall be reduced by the amount by which capitalized interest attributable to such asset included in the Borrowing Base exceeds four percent (4%) of such cost basis;

                          b.    the cost basis for any Borrowing Base asset
shall not exceed its Net Realizable Value determined in accordance with Generally Accepted Accounting Principles;

                          c.    Other capitalized costs (other than on-site
project supervision and related on-site costs) such as fixed corporate general and administrative costs, shall be excluded; and

                          d.    the amount of the Borrowing Base shall be
reduced by the amount that Accounts Payable and accrued inventory costs for Sold Units and Unsold Units under construction and Land Work in Process exceed the sum of Unrestricted Cash and Cash Equivalents.

The Borrower shall receive no credit for any amounts under this Borrowing Base for any of the following:

                          (1)   Real Estate which is subject to any monetary
encumbrance of any nature other than real property taxes not yet due and payable;

                          (2)   The value of any amenities located on any Real
Estate and which have not been capitalized into Lot Development Costs for Developed Lots;

                          (3)   The value of any Receivables held by the
Borrower with respect to the sale of any Real Estate; and

                          (4)   Any Unsold Unit in the Project known as
Renaissance in excess of twenty; provided, however, that seventy percent (70%) of the Lot Book Value attributable to any such Unsold Unit shall be included in the amount of the Borrowing Base.

            Borrowing Base Report. A report with respect to the Borrowing Base in the form attached hereto as Exhibit "A".

            Bulk Sales. Any sale of Developable Land, Developed Lots and/or Units in a single or related transaction with an aggregate purchase price in excess of $5,000,000.00.

            Business Day. Any day on which banking institutions in Boston, Massachusetts are open for the transaction of banking business.

            Caldarone. Anthony J. Caldarone, an individual resident of the State of Florida.

            CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980.

            Change of Control. Any action resulting in either (i) Caldarone and Joyce Caldarone, collectively, holding less than 4,275,618 shares of the outstanding voting stock of Calton, Inc., provided, however, that notwithstanding the foregoing, Caldarone and Joyce Caldarone, collectively, may hold less than 4,275,618 shares if (a) such shares have been transferred to the children of Caldarone and Joyce Caldarone and (b) Caldarone and Joyce Caldarone at all times retain voting power of such shares; or (ii) Caldarone failing to serve as the Chairman of the Board of Directors of Calton, Inc. in substantially the same capacity and having substantially the same responsibilities as exist on the date hereof.

            Code. The Internal Revenue Code of 1986, as amended and in effect from time to time. To the extent that reference is made to any particular Section of the Code, such reference shall be, where the context so admits, to any corresponding provisions of any succeeding law.

            Collateral.  See Section 5.1.

            Collateral Documents. All installment sales contracts, the Protected Interest Rate Agreement, contracts for deeds, promissory notes, mortgages, deeds of trust and other documents, instruments or agreements (including mortgagee title insurance issued for the benefit of the Borrower or the Borrower Subsidiaries) and, stock pledge agreements evidencing or securing the payment of any Receivables together with instruments of assignment and such other documents as shall from time to time be necessary, in the Agent's opinion, to fully perfect and enforce the Lenders' rights to Collateral hereunder.

            Commercial Property. That certain real property identified on Exhibit "D" attached hereto and incorporated herein by this reference.

            Commitment.  With respect to each Lender, the amount set forth on
Schedule 1 hereto as the amount of such Lender's Commitment to make Advances to the Borrower, as the same may be reduced from time to time.

            Commitment Amount. The sum of the commitments for the Loan by the Lenders in an amount not to exceed $45,000,000.00.

            Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender's percentage of the aggregate Commitments of all of the Lenders.

            Construction Inspector. At the Agent's option, either an officer or employee of the Agent or a consulting architect, engineer or inspector appointed by the Agent from time to time.

            Conversion Date. The date which is one (1) year prior to the Maturity Date.

            Coopers.  Coopers & Lybrand, LLP.

            Date of Closing.  June 12, 1997.

            Default. Any event which but for the giving of notice or the lapse of time or both would constitute an Event of Default under this Agreement or under the instrument or agreement of reference.

            Designated Accounting Firm. An accounting Firm selected by Borrower to replace Coopers, which Firm is approved by Agent, or, in the absence of such approval, designated by the Agent.

            Depository Account. The cash collateral account established by the Borrower at the office of Agent in Boston, Massachusetts, in the name of Calton Homes, Inc., with Agent, as secured party, into which all cash received by the Borrower and any Borrower Subsidiary from any source is deposited on a daily basis.

            Developable Land. All land owned by the Borrower or a Borrower Subsidiary on which Units may be constructed under applicable laws and regulations and described as "Land for Development" and which is currently zoned to permit development of Units with all necessary approvals, specifically excluding, however, (a) Developed Lots, (b) Sold Units, (c) Unsold Units, (d) Land Work in Process, (e) Commercial Property and (f) any land on which the Agent determines that development is restricted under federal or state wetlands protection or other environmental statutes.

            Developed Lots. Each of the plotted subdivided lots having Horizontal Improvements for such lots constructed thereon owned by the Borrower or a Borrower Subsidiary which, under applicable laws and regulations and taking into account other factors affecting the possible use of such property, may be utilized as the site for a Unit, including specifically those lots that are ready for construction of a Unit and for which a building permit would then be issued to the Borrower if applied for but excluding (a) Unsold Units, (b) Sold Units, and (c) Land Work in Process.

            Distribution. Any of the following: (a) the payment by any Person of any distributions or other payments to its shareholders or partners as such;
(b) the declaration or payment of any dividend on or in respect of shares of any class of capital stock of, or partnership interest in, any Person; (c) the purchase or other retirement of any shares of any class of capital stock of, or partnership interest in, any Person, directly or indirectly through a Subsidiary or otherwise; (d) the return of capital by any Person to its shareholders or partners as such; (e) any other distribution on or in respect of any shares of any class of capital stock of, or partnership interest in, any Person; (f) the purchase of the Warrants pursuant to the terms thereof; or (g) intercompany distributions from Borrower Subsidiaries to Borrower or between either of the entities comprising Borrower.

            Drawdown Date. The date on which any Advance is made available to the Borrower pursuant to the provisions hereof.

            EBITDA. For any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period of (i) net income, plus (ii) charges against income for federal, state and local taxes, plus (iii) Interest Expense, plus (iv) depreciation, plus (v) amortization of deferred debt expenses and amortization of previously capitalized interest, plus (vi) unusual or nonrecurring losses (calculated consistently in accordance with past reporting practices), minus (vii) unusual or nonrecurring gains (calculated consistently in accordance with past reporting practices).

            Eligible Assignee. Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000.00; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000.00, calculated in accordance with Generally Accepted Accounting Principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000.00, provided that such bank has a branch or agency in the United States and is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (d) the central bank of any country which is a member of the OECD.

            Environmental Laws.  See Section 6.24(a).

            ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

            Eurodollar Advance. An Advance which the Borrower requests to be made as a Eurodollar Advance or which is reborrowed as a Eurodollar Advance, in accordance with the provisions of Section 2.5(d) hereof.

            Eurodollar Advance Period. For each Eurodollar Advance, each one, two, or three month period, as selected by the Borrower pursuant to Section 2.5(d) hereof, during which the applicable Eurodollar Rate shall remain unchanged. Notwithstanding the foregoing, however: (i) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the preceding Business Day; (ii) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (i) above) end on the last day of such calendar month; and (iii) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower under Section 2.1 hereof. Interest shall be due and payable with respect to any Eurodollar Advance as provided in Section 2.6(b) hereof.

            Eurodollar Basis. A simple per annum interest rate equal to the quotient of (i) the Eurodollar Rate divided by (ii) one minus the Eurodollar Reserve Percentage, if any, stated as a decimal. The Eurodollar Basis shall be rounded upward to the nearest one sixteenth of one percent (1/16%) and, once determined, shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

            Eurodollar Rate. For any Eurodollar Advance Period, the average (rounded upward to the nearest one sixteenth of one percent (1/16%)) of the interest rates per annum at which deposits in United States dollars for such Eurodollar Advance Period are offered to prime banks in the London interbank market as reported on Telerate Screen page 3750 at approximately 11:00 a.m. (Boston time) two (2) Business Days before the first day of such Eurodollar Advance Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Eurodollar Advance Period for, the Eurodollar Advance sought by the Borrower. If such rate is not so reported, then such rate as reported by any other internationally recognized reporting service shall be selected by the Agent or, if no such other service is available, such rate shall be determined by the Agent based on rate information furnished to it by two or more banks selected by it which participate in the market for such deposits.

            Eurodollar Reserve Percentage. The percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time. The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date by the same effective basis point change of any change in the Eurodollar Reserve Percentage.

            Event of Default.  See Section 12.1.

            Existing Credit Agreement. That certain Second Amended and Restated Loan and Security Agreement dated as of April 10, 1997 among Borrower, certain related entities, The Chase Manhattan Bank, as Agent, and other lenders named therein.

            Existing Options.  See Section 6.27.

            Existing Senior Indebtedness. The obligations under the Existing Credit Agreement.

            Existing Senior Indebtedness Documents. All instruments and documents given to secure or evidence the Existing Senior Indebtedness.

            Fair Market Value. The price a willing buyer would pay to a willing seller in an arm's length transaction with neither party being under a compulsion to act.

            Fee and Expense Agreement.  See Section 3.1.

            Fees.  All fees payable under Section  3 hereof.

            FIRREA. Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (12 U.S.C. 3331 et seq.), as amended from time to time.

            Generally Accepted Accounting Principles. In general, principles which are (A) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successor organizations), and (B) such that certified public accountants would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to the financial statements in which such principles have been properly applied; provided that if any changes in Generally Accepted Accounting Principles with which the independent certified accountants of the Borrower concur result in a change in the method of calculating of any of the financial covenants, standards or terms contained in this Agreement, the Borrower and the Agent agree to amend such provisions to reflect such changes in Generally Accepted Accounting Principles so that the criteria for evaluating the financial condition of the Borrower shall be the same after such changes as if such changes had not been made.

            Guarantors. Calton, Inc., a New Jersey corporation, and the Borrower Subsidiaries.

            Guaranty. Those certain Guaranties of Payment and Performance of even date one by Calton, Inc. and the other by the Borrower Subsidiaries in favor of the Agent and the Lenders with respect to the Obligations.

            Hazardous Substances.  See Section 6.24.

            Horizontal Improvements. All utilities, including water, sanitary sewer, storm sewer, storm water management facilities and pump stations located on real property together with sidewalks, street trees, a dedicated roadway (or to be dedicated roadway pursuant to recorded plats upon completion of work in progress) or a private roadway (with all appropriate easements and access rights of record and sufficient and appropriate for maintenance of such roadway and access to and from publically dedicated roadways), built in material compliance with applicable governmental regulations, all over rights-of-way dedicated to the applicable Governmental Authority (except with respect to private roadways specified above) and any private roadways otherwise built by the Borrower in compliance with and permitted under all applicable laws.

            Housing Purchase Contract. Any legal, valid, binding and enforceable written agreement for the sale of individual Units to any bona-fide unaffiliated purchaser entered into by the Borrower or a Borrower Subsidiary in the ordinary course of its business with customary terms and conditions and that provides for a cash down payment of not less than the greater of (i) $2,000.00 or (ii) that which is customary in the local market.

            Indebtedness. All obligations which in accordance with Generally Accepted Accounting Principles should be classified, upon the obligor's balance sheet as liabilities or to which reference should be made by the footnotes thereto (other than contingent liabilities) and, including in any event and whether or not so classified all of the following: (i) all debt for borrowed money and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (iii) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of liabilities of any other Person of the type described in
(i) and (ii) hereof, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, such other Person, to purchase such liabilities, or to assure the owner of any such liabilities against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling such other Person to make payment of any such liabilities held by such owner or otherwise, and the obligations to reimburse the issuer of any letters of credit.

            Interest Expense.  With respect to any fiscal period, the sum of
(a) all Interest Incurred by Borrower or a Borrower Subsidiary for that fiscal period to a bona-fide third party lender or seller in connection with borrowed money or the deferred purchase price of assets that are considered "interest expense" under Generally Accepted Accounting Principles, plus (b) the portion of rent paid by Borrower or the Borrower Subsidiaries for that fiscal period under capital lease obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, in each case determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, consistently applied, net of capitalized interest.

            Interest Incurred. For any period, the total interest accrued (whether paid or not) by Calton, Inc., Borrower and its Subsidiaries (including the interest component of any capital leases).

            Investments. All expenditures made and all liabilities incurred by any Person (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, or capital contributions to, or in respect of any guaranties of Indebtedness (or other commitments as described under Indebtedness), or obligations in the nature of Indebtedness or securities of, any other Person.

            Land Work in Process. Developable Land not constituting Developed Lots, Sold Units or Unsold Units for which Horizontal Improvements are substantially underway (beyond the clearing of land) and consistently pursued in accordance with good business practices of residential development.

            Lenders.  BankBoston and the other lending institutions listed on
Schedule 1 hereto and any other Person who becomes an assignee of any rights of a Lender pursuant to Section 17.

            Letter of Credit Fees.  See Section 3.2.

            Letters of Credit. Any and all letters of credit issued or that may be issued from time to time by the Agent with respect to certain undertakings by the Borrower, as further described in Section 2.9 of this Agreement.

            Loan. The loan made or to be made to the Borrower contemplated by this Agreement.

            Loan Documents. Collectively, this Agreement, the Revolving Credit Note(s), the Guaranty, the Mortgages, the Protected Interest Rate Agreement and any and all other agreements, instruments or documents now or hereafter evidencing, securing or relating to the Obligations, as the same may be modified or amended from time to time.

            Lot Book Value. The cost of each Developed Lot, determined in accordance with Generally Accepted Accounting Principles by allocating the acquisition cost and Lot Development Costs of the Properties in each Project among the Properties in the Project regardless of time of ownership.

            Lot Development Costs. The amount of actual out-of-pocket costs incurred by the Borrower or a Borrower Subsidiary in connection with the development of Developable Land and Developed Lots for which the Borrower, upon request by the Agent, provides to the Agent invoices, work orders and other documentation reasonably satisfactory to the Agent and which have otherwise been properly accounted for by the Borrower in the Borrowing Base Reports submitted to the Agent in accordance with Section 9.5 hereof, but excluding therefrom: (i) costs incurred for the construction of Units; and (ii) general administrative costs of the Borrower and other costs not directly attributable to design, procurement of necessary permits and approvals, site improvement and construction of infrastructure on Developable Land and Developed Lots.

            Majority Lenders. As of any date, the Lenders holding at least fifty-one percent (51%) of the Outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitment Percentages total at least fifty-one percent (51%) of the total aggregate Commitment, in each case including BankBoston in its capacity as a Lender.

            Maturity Date.  See Section 2.1.

            Maximum Commitment Amount.  See Section 10.5.

            Maximum Drawing Amount. The maximum aggregate amount from time to time which the beneficiaries may draw under outstanding Letters of Credit, as the same may be reduced from time to time pursuant to the terms of the Letters of Credit.

            Maximum Revolver Amount. The Maximum Revolver Amount shall be equal to the lesser of (i) the Borrowing Base or (ii) the sum of the several Commitments of the Lenders as shown on Schedule 1 hereto, such sum not to exceed $45,000,000.00.

            Mortgaged Properties. The Properties which are encumbered, in whole or in part, by the Mortgages.

            Mortgages. The deeds of trust and mortgages and security agreements granted by the Borrower or a Borrower Subsidiary in favor of the Agent or trustee on behalf of the Agent which secure the Obligations and create a first in priority security interest on Real Estate in favor of or for the benefit of the Agent.

            Net Income. The net income (or net loss) of the Borrower, determined in accordance with Generally Accepted Accounting Principles.

            Net Worth.  The excess of Total Assets over Total Liabilities.

            Notes.  The Revolving Credit Note(s).

            Obligations. All Indebtedness, obligations and liabilities of the Borrower or a Borrower Subsidiary to any of the Lenders and the Agent, individually or collectively, existing on the date of this Agreement or arising hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, now or hereafter owing or incurred, arising under or in connection with this Agreement, the other Loan Documents or in respect of Loan made or the Letters of Credit or other instruments at any time evidencing any of the foregoing, including, without limitation, any obligation to provide any cash collateral for a Letter of Credit under Section 2.9 hereof, and any obligation to pay fees, costs, claims and expenses due under Section Section 14 and 15 hereof and any other fees, costs and expenses due and payable by the Borrower to the Agent.

            Origination Fee.  See Section 3.1.

            Outstanding. With respect to the Loan, the unpaid principal thereof as of any date of determination.

            Payment Date. The last day of each Eurodollar Advance Period for a Eurodollar Advance arising with respect to a Eurodollar Advance for a Loan portion of the Loan.

            Pension Plan.  See Section 6.17.

            Permits.  See Section 6.16.

            Permitted Indebtedness.  See Section 10.3.

            Permitted Liens. Mortgages, pledges, security interests and other liens and encumbrances permitted to exist on the property of the Borrower pursuant to Section 10.2.

            Person. Any individual, corporation, limited liability company, association, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

            Pledge Agreement. The Stock Pledge Agreements of even date by the Borrower and Calton, Inc. in favor of the Agent with respect to all of the capital stock and other ownership interests of the Borrower and the Borrower Subsidiaries.

            Principal Office of Borrower. 500 Craig Road, Manalapan, New Jersey 07726-8790.

            Proceeds.  See Section 5.3.

            Project(s). One or more of the residential communities in which are located Units, Developable Land, Developed Lots or Land Work in Process.

            Properties. The land owned by either of the entities comprising the Borrower or by a Borrower Subsidiary as of even date herewith or during the term of this Agreement with improvements situated thereon (including, without limitation, all Developable Land, Developed Lots, Land Work in Process and Units).

            Protected Interest Rate Agreement.  See Section 7.17.

            RCRA.  See Section 6.24.

            Real Estate. All real property at any time owned or leased (as lessee or sub-lessee) by either entity comprising the Borrower or by any Borrower Subsidiary.

            Receivable. Any amount owed to the Borrower or a Borrower Subsidiary with respect to the sale of Properties or a portion thereof to an unaffiliated purchaser which is represented by a promissory note, or other debt instrument in a form approved by the Agent, and is secured by a deed of trust, mortgage or other security document duly granting a first in priority lien and security interest in the property sold in a form approved by the Agent.

            Reimbursement Agreements. The applications made and agreements entered into between the Agent and the Borrower, on the Agent's customary form, relating to the Letters of Credit.

            Required Lenders. As of any date, the Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the Outstanding on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitment Percentages constitute at least sixty-six and two-thirds percent (66-2/3%) of the total aggregate Commitment, in each case including BankBoston in its capacity as a Lender.

            Revolving Credit Commitment. The obligation of any of the Lenders to make Advances under the Loan to the Borrower under Section 2.1 of this Agreement.

            Revolving Credit Note(s). The Revolving Credit Note(s) dated of even date herewith, each made by the Borrower to the order of each of the Lenders, such notes to be in form set forth on Exhibit "B".

            Senior Indebtedness. The indebtedness from time to time outstanding hereunder (including Letters of Credit issued but undrawn).

            Sold Units. Units on Developed Lots for which the Borrower has entered into a Housing Purchase Contract.

            Subsidiary. With respect to any Person, any corporation, limited liability company, association, trust, or other business entity, a majority (by number of votes) of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person.

            Tangible Net Worth. The consolidated Net Worth of Calton, Inc. (including the Borrower and the Borrower Subsidiaries) less the net book value (after deducting reserves applicable thereto) of all of the Borrower's intangible assets (intangible assets shall be determined in accordance with Generally Accepted Accounting Principles including (i) goodwill, (ii) organizational (iii) unamortized debt discount, (iv) patents, trademarks, tradenames and copyrights, (v) treasury stock, (vi) franchises, licenses and permits, and (vii) other assets which are deemed intangible assets under Generally Accepted Accounting Principles).

            Title Insurance Company.  Chicago Title Insurance Company.

            Title Policy. An ALTA standard form title insurance policy(ies) issued by the Title Insurance Company (with such reinsurance or co-insurance as the Agent may require, any such reinsurance to be with direct access endorsements) in a form approved by Agent and in an amount equal to $45,000,000.00 insuring the priority of the Mortgages and that the Borrower or the Borrower Subsidiaries, as the case may be, hold marketable fee simple title to the Mortgaged Property, subject only to the encumbrances permitted by the Mortgages which shall contain such endorsements and affirmative insurance as the Agent in its discretion may require, including but not limited to (a) variable rate of interest endorsement, (b) revolving credit endorsement, (c) planned unit development endorsement, and (d) environmental lien endorsement.

            Total Assets. All assets of the Borrower, Calton, Inc. and the Borrower Subsidiaries on a consolidated basis.

            Total Liabilities. All liabilities of the Borrower, Calton, Inc. and the Borrower Subsidiaries which are properly accounted for as such in accordance with Generally Accepted Accounting Principles.

            Unit Costs. The Lot Book Value of Developed Lots on which Units (completed or under construction) are situated plus the amount of actual out of pocket costs incurred by the Borrower or a Borrower Subsidiary in connection with the construction of Units for which the Borrower, upon request by the Agent, provides to the Agent invoices, work orders and other documentation reasonably satisfactory to the Agent and which have otherwise been properly accounted for by the Borrower in the Borrowing Base Reports submitted to the Agent in accordance with Section 9.5 hereof.

            Units. The attached and detached single-family residences, whether completed or under construction, held by the Borrower for sale in the ordinary course of its business, and in which the rights of ownership and occupancy are to be sold other than on a time-sharing or periodic basis and which Borrower has ownership of the Developed Lot.

            Unrestricted Cash and Cash Equivalents.  Any of the following:

            a.      Cash money deposited in a bank;

            b. Closing proceeds from the sale of a Unit contained in the closing title company's escrow account or the account of an authorized agent and to be transferred to the Depository Account pursuant to Section 5.3 hereof;

            c. obligations issued or guaranteed as to principal and interest by the United States of America or its agencies and having a maturity of not more than one year from the date of acquisition;

            d. certificates of deposit, foreign time deposits, bankers acceptances of bank money market account which have a maturity of not more than one year from the date of acquisition and are issued by the Agent or any other bank which is organized under the laws of the United States of America or any state thereof and has capital and unimpaired surplus of at least $500,000,000.00 or foreign subsidiaries of such banks;

            e. commercial paper or finance company paper which is rated not less than P-1 or A-1 or their equivalents by Moody's Investor Service, Inc. or Standard & Poor's Corporation or their successors and has a maturity of not more than one year from the date of acquisition;

            f. repurchase agreements secured by any one or more of the Investments permitted by paragraphs (c), (d) or (e) above; and

            g. mutual funds whose underlying assets consist of bonds having a rating of not less than AAA or its equivalent by Moody's Investor Service, Inc. and/or securities of the type (without regard to maturity) listed in (b), (c), (d) or (e) above, have maturities of less than five (5) years and which are redeemable with one (1) day's notice.

            Unsold Unit. A Unit owned by Borrower and for which a Housing Purchase Contract has not been entered into.

            Vested. As to any permit, license, zoning ordinance or rights thereunder, grant of rights under an order of development of regional impact, or any other governmental entitlement, the status wherein such governmental right has been granted in accordance with all applicable governmental regulations, and all appeal periods have expired with respect to such grant or issuance.

            Warrant. Collectively, that certain Warrant No. 1 dated the date hereof for 1,000,000 shares of Borrower Common Stock issued in favor of BankBoston exercisable through June 12, 2004.

            Welfare Plan.  See Section 6.17.

            Working Capital Accounts. Any one of four (4) accounts established by Borrower with Agent at Agent's office in Boston, Massachusetts (or at other banks as permitted by the Agent) in the name of Borrower, into which working capital for all Projects is deposited from the Depository Account pursuant to
Section 5.3.

            Section 1.1. Rules of Interpretation. (a) A reference to any agreement, budget, document or schedule shall include such agreement, budget, document or schedule as revised, amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

                          (b)   The singular includes the plural and the plural
includes the singular.

                          (c)   A reference to any law includes any amendment
or modification to such law.

                          (d)   A reference to any Person includes its
permitted successors and permitted assigns.

                          (e)   Accounting terms not otherwise defined herein
have the meanings assigned to them by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which they refer.

                          (f)   The words "include", "includes" and "including"
are not limiting.

                          (g)   The words "approval" and "approved", as the
context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

                          (h)   Reference to a particular "Section " refers to
that section of this Agreement unless otherwise indicated.

                          (i)   The words "herein", "hereof", "hereunder" and
words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

                          (j)   All terms not specifically defined herein which
are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts and shall have the same meanings herein as therein.

            Section 2.    Loan.

            Section 2.1.  Commitment to Lend and Borrower's Promise to Pay.
The Lenders hereby commit to extend credit in the amount of $45,000,000.00, provided however, that the Senior Indebtedness at any one time outstanding (calculated in the manner set forth at Section 9.5) shall not exceed the Borrowing Base. The Loan has been accomplished by the execution and delivery on even date of the Revolving Credit Note in the original principal amount of $45,000,000.00 representing the Maximum Commitment Amount. Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and re-borrow from time to time between the Date of Closing and the Maturity Date, upon notice to the Agent given in accordance with Section 2.5 hereof, such amounts as may be requested by the Borrower; provided, however, that the maximum aggregate principal amount of the Loan (after giving effect to the amounts requested) shall not at any one time exceed an amount equal to the Maximum Revolver Amount minus the Maximum Drawing Amount. The Advances with respect to the Loan shall be made pro rata in accordance with each Lender's Commitment Percentage. Each request for an Advance hereunder shall constitute a representation by the Borrower that the applicable conditions set forth in Section Section 7 and 8 hereof have been satisfied on the date of such request.

The Loan shall mature and become due and payable on the third anniversary hereof, or on such earlier date on which the maturity thereof is accelerated pursuant to the provisions of Section 12.1 hereof (the "Maturity Date") and the Borrower hereby promises to pay on such date all amounts then outstanding hereunder.

            Section 2.2. Termination of Commitment. The Borrower may, at its option, upon three (3) Business Days advance notice to the Agent, repay all amounts Outstanding on the Loan and cause to be terminated all Letters of Credit issued by the Lenders hereunder and concurrently terminate the Commitments of the Lenders hereunder. Upon the date of any such termination, the Borrower agrees to pay to the Agent, for the accounts of the Lenders, the full amount of any Unused Commitment Fee described in Section 3.3 through the date of repayment.

            Section 2.3. The Revolving Credit Note(s). The Loan may be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit "B" hereto (each a "Revolving Credit Note"), dated as of the Date of Closing. One Revolving Credit Note shall be payable to the order of each Lender in a principal amount equal to such Lender's Commitment, or, if less, the outstanding amount of all Advances with respect to the Loan made by such Lender, plus interest accrued thereon, as set forth below. If in the event a Revolving Credit Note is lost, destroyed or mutilated at any time prior to payment in full of the indebtedness evidenced thereby, the Borrower shall execute a new note substantially in the form of such Revolving Credit Note.
The replacement Revolving Credit Note shall recite the circumstances of the reissue of the Revolving Credit Note and shall state that it is a replacement promissory note. If the Revolving Credit Note is lost or otherwise unavailable, the payee Lender shall also deliver to the Borrower a lost instruments bond in the face amount of the lost Revolving Credit Note. The Revolving Credit Note shall not be necessary to establish the indebtedness of the Borrower to the Lenders on account of the Loan made pursuant to this Agreement.

            Section 2.4. Certain Prepayments. The Borrower shall have the right at any time to prepay the Loan made to the Borrower hereunder as a whole or in part, without premium or penalty at any time upon written, telegraphic or telephonic notice to the Agent prior to 1:00 p.m. local Boston, Massachusetts time on the day of the proposed prepayment. Subject to the conditions of
Section 2.1 hereof, amounts so prepaid may be re-borrowed.

            If at any time the outstanding principal amount of the Loan shall exceed an amount equal to the Maximum Revolver Amount minus the Maximum Drawing Amount, whether as a result of reductions in the Maximum Revolver Amount or otherwise, the Borrower shall immediately pay to the Agent for the account of the Lenders the amount of such excess.

            Section 2.5.  Advances; Interest Rates.

                    (a) Requests for Advances. Whenever the Borrower desires to receive an Advance, the Borrower shall give notice to the Agent by telephone, telecopy, telex or cable, in each case confirmed in writing by the Borrower, delivered to the Agent's head office at 100 Federal Street, Boston, Massachusetts 02110, Attention: Commercial Loan Services, Mail Stop:
05-02-00-A.

            Each such notice delivered by the Borrower shall specify the aggregate principal amount of the Advance requested. Each such notice shall obligate the Borrower to accept the Advance requested from the Lenders on the proposed Drawdown Date therefor. Whenever there is an Obligation due and payable, the Agent may (but shall not be required to) make an Advance in the amount of such Obligation and apply the proceeds of the Advance to the payment of the Obligation, provided that the Agent shall promptly notify the Borrower of such Advance and the application of proceeds thereof.

                    (b) Choice of Interest Rate, etc. Any Advance, shall, at the option of the Borrower, be made either as a Base Rate Revolving Credit Advance or as a Eurodollar Advance; provided, however, that (i) if the Borrower fails to give the Agent written notice or by electronic transmission through systems established by the Agent specifying whether an Advance is to be repaid or reborrowed on a Payment Date, such Advance shall be repaid and then reborrowed as a Base Rate Revolving Credit Advance on the Payment Date, and
(ii) the Borrower may not select a Eurodollar Advance (A) with respect to an Advance, the proceeds of which are to reimburse the Agent pursuant to Section 2.5(a), or (B) if, at the time of such Advance, a Default or Event of Default has occurred and is continuing. Any notice given to the Agent in connection with a requested Advance hereunder shall be given to the Agent prior to 11:00 a.m. (Boston time) in order for such Business Day to count toward the minimum number of Business Days required. The Agent shall, upon reasonable request of the Borrower from time to time, provide to the Borrower such information with regard to the Eurodollar Basis as may be so requested.

                    (c)   Base Rate Revolving Credit Advances.

                          (i)   Initial and Subsequent Base Rate Revolving
Credit Advances. The Borrower shall give the Agent in the case of Base Rate Revolving Credit Advances not later than 11:00 a.m. (Boston time) one Business Day prior to the date of a proposed Advance, irrevocable prior notice by telephone or telecopy and shall confirm any such telephone notice with a written request for an Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone or telecopy with a request for an Advance shall not invalidate any notice so given.

                          (ii)  Repayments and Reborrowings.  The Borrower may
repay or prepay a Base Rate Revolving Credit Advance, and (a) at any time reborrow all or a portion of the principal amount thereof as one or more Base Rate Revolving Credit Advances, (b) upon at least three (3) Business Day's irrevocable prior written notice to the Agent, reborrow all or a portion of the principal thereof as one or more Eurodollar Advances, or (c) not reborrow all or any portion of such Base Rate Revolving Credit Advance. Upon the date indicated by the Borrower, such Base Rate Revolving Credit Advance shall be so repaid and, as applicable, reborrowed.

                          (iii) Limitations as to Base Rate Revolving Credit
Advances. Each Base Rate Revolving Credit Advance shall be in a principal amount of not less than $500,000.00 and in integral multiples of $50,000.00. Requests for any Base Rate Revolving Credit Advance may be made daily (but only once a day), provided the Borrower satisfies all notice requirements as provided for herein.

                    (d)   Eurodollar Advances.

                          (i)   Initial and Subsequent Eurodollar Advances.
The Borrower shall give the Agent in the case of Eurodollar Advances at least three (3) Business Days' irrevocable prior notice by telephone or telecopy and shall immediately confirm any such telephone notice with a written request for an Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone or telecopy with a request for an Advance shall not invalidate any notice so given. The Agent, whose determination shall be conclusive, shall determine the Eurodollar Basis as of the second (2nd) Business Day prior to the date of the requested Advance and shall promptly notify the Borrower of the same and the Borrower shall promptly confirm in writing receipt of such notification. The Eurodollar Advance Period for each Eurodollar Advance shall in all events be either thirty, sixty or ninety days. Upon receipt of such notice from the Borrower, the Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof.

                          (ii)  Procedures After Repayment of Eurodollar
Advance. At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, the Borrower shall give the Agent written notice specifying whether all or a portion of any Eurodollar Advance outstanding on the Payment Date (a) is to be repaid and then reborrowed in whole or in part as a new Eurodollar Advance, in which case such notice shall also specify the Eurodollar Advance Period which the Borrower shall have selected for such new Eurodollar Advance, (b) is to be repaid and then reborrowed in whole or in part as a Base Rate Revolving Credit Advance, or (c) is to be repaid and not reborrowed. Upon such Payment Date such Eurodollar Advance will, subject to the provisions hereof, be so repaid and, as applicable, reborrowed.

                          (iii) Limitations as to Eurodollar Advances.  Each
Eurodollar Advance shall be in a principal amount of not less than $1,000,000.00 and in integral multiples of $100,000.00, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed four
(4). Requests for Eurodollar Advances may be made daily (but only once a day) provided the Borrower satisfies all notice requirements as provided for herein.

                          (iv)  Reimbursement.  Whenever any Lender shall
actually incur any losses or actual expenses in connection with (i) failure by the Borrower to borrow any Eurodollar Advance after having given notice of its intention to borrow (whether by reason of the election of the Borrower not to proceed or the non-fulfillment of any conditions precedent), or (ii) prepayment of any Eurodollar Advance in whole or in part, for any reason, the Borrower agrees to pay to such Lender, upon such Lender's demand, an amount sufficient to compensate such Lender for all such losses and actual expenses excluding lost profits. Such Lender's good faith determination of the amount of such losses and actual expenses, absent manifest error, shall be binding and conclusive. The Lender shall provide a copy of the determination of such amount to the Borrower showing in reasonable detail the calculation of the amount thereof.

                    (e)   General Provisions as to Eurodollar Advances.

                          (i)   Unavailability.  Notwithstanding anything
contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Advances for any Eurodollar Advance Period, the Agent determines that deposits in dollars (in the applicable amount) are not being offered to the Agent in the relevant market for such Eurodollar Advance Period, the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make such types of Eurodollar Advances (including Eurodollar Advances) shall be suspended.

                          (ii)  Illegality.  If any applicable law, rule, or
regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain, or fund its Eurodollar Advances, such Lender shall so notify the Agent, and the Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Agent pursuant to this Section 2.5(e), such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Section 2, the Borrower shall repay in full the then outstanding principal amount of each affected Eurodollar Advance of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Advance Period applicable to such Eurodollar Advance if such Lender may lawfully continue to maintain and fund such Eurodollar Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Advance to such day; provided, however, that notwithstanding any provision contained in this Agreement to the contrary, the Borrower shall not be required to compensate any Lender for any losses, including any loss or expenses incurred by reason of the liquidation, reemployment of deposits or other funds acquired to obtain the Eurodollar Advance, incurred as a consequence of any required conversion of a Eurodollar Advance to a Base Rate Loan as hereinafter provided, as a result of the events described in this Section 2.5. Concurrently with repaying each affected Eurodollar Advance of such Lender, notwithstanding anything contained in
Section 2, the Borrower shall borrow a Base Rate Loan (or the other type of Eurodollar Advance, if available) from such Lender, and such Lender shall make such Loan in an amount such that the outstanding principal amount of the Note held by such Lender shall equal the outstanding principal amount of such Note immediately prior to such repayment.

                          (iii) Increased Costs.

                                (1)   If, after the date hereof, any applicable
law, rule, or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any request or directive (whether or not having any such authority), shall:

                                      (A)   subject any Lender to any tax,
duty, or other charge with respect to its obligation to make Eurodollar Advances, or its Eurodollar Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or in respect of any other amounts due under this Agreement in respect of its Eurodollar Advances or its obligation to make Eurodollar Advances (except for taxes imposed upon or measured by net income or alternative minimum taxable income or taxable assets in lieu of income imposed by the United States and the jurisdiction in which such Lender's principal executive office is located); or

                                      (B)   impose, modify, or deem applicable
with respect to the making, funding or maintaining any Advance hereunder, any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, capital adequacy, assessment, or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Advances or its Eurodollar Advances;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate then, on the earlier of thirty (30) days after written demand by such Lender or the Maturity Date, the Borrower agrees to pay to such Lender such additional amount or amounts as such Lender determines is attributable to making, funding and maintaining its Eurodollar Advances provided that the Lender provides notice to the Borrower of such amount within 90 days of the date of the actual knowledge of the Lender of the occurrence of the event giving rise to such cost. Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.5 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender.

                                (2)   A certificate of any Lender claiming
compensation under this Section 2.5(e)(iii) and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods and shall calculate such sums in a fair and reasonable manner. If any Lender demands compensation under this Section 2.5(e)(iii), the Borrower may at any time, upon at least five (5) Business Days' prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Advances of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 3.6. Concurrently with prepaying such Eurodolllar Advances the Borrower shall borrow a Base Rate Revolving Credit Advance, or a Eurodollar Advance not so affected, from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Notes held by such Lender shall equal the outstanding principal amount of such Notes immediately prior to such prepayment.

                          (iv)  Effect On Other Advances.  If notice has been
given pursuant to Section 2.5(e)(iii), suspending the obligation of any Lender to make any type of Eurodollar Advance, or requiring Eurodollar Advances of any Lender to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Lender as to the type of Eurodollar Advances affected shall, at the option of the Borrower, be made instead as Base Rate Loans.

                    (f)   Notification of Lenders.  Upon receipt of a
(i) request for Advance or a telephone or telecopy request for Advance, or (ii) notice from the Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender's portion of any such Advance. Each Lender shall, not later than 2:00 p.m. (Boston time) on the date specified for such Advance in such notice, make available to the Agent at the Agent's office, or at such account as the Agent shall designate, the amount of such Lender's portion of the Advance in immediately available funds.

                    (g) Disbursement. Prior to 3:00 p.m. (Boston time) on the date of an Advance hereunder, the Agent shall, subject to the satisfaction of the conditions set forth in Section 2.5(f), disburse the amounts made available to the Agent by the Lenders in like funds by transferring the amounts so made available by deposit into the Borrower's account maintained with BankBoston or by wire transfer pursuant to the Borrower's instructions. Unless the Agent shall have received notice from a Lender prior to 11:00 a.m. (Boston time) on the date of any Advance that such Lender will not make available to the Agent such Lender's ratable portion of such Advance, the Agent may assume that such Lender has made or will make such portion available to the Agent on the date of such Advance and the Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, (x) for the first two Business Days, at the rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Lender of New York, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's portion of the applicable Advance for purposes of this Agreement and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Agent shall promptly relend to the Borrower such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Agent's demand therefor, the Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In the event that a Lender for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and (ii) shall not be entitled to receive any payments of principal, interest or fees from the Agent (or the other Lenders) in respect of its Loans, which amounts may be applied by the Agent for the benefit of the Agent and the other Lenders in accordance with the provisions of Section 12.5 and thereafter in a manner determined by the Agent in its sole discretion.

            Section 2.6. Interest. Except as otherwise provided in Section 2.7, interest on the principal amount of all Advances outstanding from time to time shall bear interest, and shall be payable as follows:

                    (a) On Base Rate Revolving Credit Advances. Interest on each Base Rate Revolving Credit Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of 360 days and shall be payable in arrears on the first day of each calendar month, commencing on the first day of the month for the month following the Closing Date. Interest on Base Rate Revolving Credit Advances then outstanding shall also be due and payable on the Revolving Credit Maturity Date. Interest shall accrue and be payable on each Base Rate Revolving Credit Advance made with respect to the Loans at the simple per annum interest rate equal to the sum of (A) the Base Rate, plus (B) one percent (1%) ("Base Rate Margin").

                    (b) On Eurodollar Advances. Interest on each Eurodollar Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of 360 days and shall be payable in arrears on the first day of each calendar month, commencing on the first day of the month for the month following the Closing Date. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Revolving Credit Maturity Date. Interest shall accrue and be payable on each Eurodollar Advance made with respect to the Loans at a rate per annum equal to (A) the Eurodollar Basis applicable to such Eurodollar Advance, plus (B) three and one-half percent (3.5%) ("Eurodollar Margin").

            Section 2.7. Interest on Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loan and all other overdue amounts payable hereunder shall bear interest at a rate per annum equal to four percent (4%) plus the Base Rate, compounded daily and payable on demand, to accrue from and after ten (10) days from the due date thereof until the obligation of the Borrower with respect to the payment thereof shall be discharged, whether before or after judgment.

            Section 2.8.  Funds for Loans.

                    (a) Not later than 3:00 p.m. (Boston time) on the proposed Drawdown Date of any Advances under the Loan, each of the Lenders will make available to the Agent, at its Head Office, in immediately available funds, the amount of such Lender's Commitment Percentage of the amount of the requested Advances under the Loan. Upon receipt from each Lender of such amount, and upon receipt of the documents required by Section Section 7 and 8 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Advances under the Loan made available to the Agent by the Lenders.
The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Advances under the Loan shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender's Commitment Percentage of any requested Advances under the Loan.

                    (b) The Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Agent on such Drawdown Date the amount of such Lender's Commitment Percentage of the Advances under the Loan to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Lender's Commitment Percentage of such Advances under the Loan, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender's Commitment Percentage of such Advances under the Loan shall become immediately available to the Agent, and the denominator of which is 360.

A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender. If the amount of such Lender's Commitment Percentage of such Advances under the Loan is not made available to the Agent by such Lender within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Advances under the Loan made on such Drawdown Date.

            Section 2.9.  Letters of Credit.

                    (a) Issuance of Letters of Credit. Subject to the terms and conditions set forth in this Agreement and the applicable Reimbursement Agreement, upon the written request of the Borrower to the Agent and the execution and delivery of a Reimbursement Agreement by the Borrower to the Agent, the Agent, on behalf of the Lenders agrees to issue with pro rata participation by the Lenders, on the Date of Closing or on any Business Day thereafter but prior to the Maturity Date, one or more irrevocable stand-by Letters of Credit in such form as may be agreed upon by the Borrower and the Agent; provided, however, that (i) the aggregate Maximum Drawing Amount of all Letters of Credit shall not exceed $5,000,000.00 at any one time outstanding and (ii) the sum of (x) the Maximum Drawing Amount and (y) Outstanding Advances under the Loan shall not at any time exceed the Maximum Revolver Amount. Each written request for the issuance of a Letter of Credit hereunder shall be received by the Agent at least three Business Days prior to the proposed date of issuance. The expiration dates, amounts and beneficiaries of the Letters of Credit will be as agreed by the Borrower and the Agent, and each Letter of Credit shall be in a form acceptable to the Agent. No Letter of Credit shall have an expiration date later than the earlier of (i) the date one year after the date of issuance of such Letter of Credit (which may be subject to renewal for a single renewal period ending not later than the date one year after the original expiration date) or (ii) five (5) Business Days prior to the Maturity Date. Each Letter of Credit shall be issued pursuant to a Reimbursement Agreement to be entered into between the Borrower and the Agent (for the accounts of the Lenders); provided, however, that to the extent that the terms and conditions of any Reimbursement Agreement are in conflict with or are inconsistent with the terms and conditions of this Agreement, the obligations of the Lenders and the Borrower with respect to Letters of Credit shall be governed by the terms and conditions of this Agreement.

                    (b) Non-Renewal; Cash Collateral. The Agent may, at its option, elect not to renew any Letter of Credit by giving written notice of non-renewal to the Borrower at least 30 days prior to the expiration date of such Letter of Credit. The Agent may, in its discretion at any time and from time to time while there exists any Default or Event of Default hereunder, make an Advance under the Loan in an amount equal to all or any portion of the Maximum Drawing Amount of any outstanding Letters of Credit hereunder, and hold the proceeds thereof in an interest bearing account as collateral security for such Obligations (and such account shall be subject to the Agent's right to set off against such amounts under Section 13 hereof), provided that the Agent shall promptly notify the Borrower of such Advance and application of the proceeds thereof and further provided that all interest earned on proceeds so held shall be applied as and when available to reduce any Obligations outstanding hereunder or, if there are no Obligations outstanding, shall be paid over to the Borrower. The Maximum Revolver Amount shall be reduced by any Letters of Credit that are not secured by cash collateral.

                    (c) Effects of Drawings. Upon each drawing under a Letter of Credit and each termination of a Letter of Credit pursuant to its terms, the un-reimbursed amount of the drawing shall automatically be converted into an Advance under the Loan, made on the date of such drawing or such termination. The liability of the Borrower under this Agreement to repay the Lenders in respect of drawings under Letters of Credit shall be Obligations and such shall rank pari passu with the obligations of the Borrower to repay all other Advances under the Loan hereunder.

            Section 2.10. Conversion Date and Extensions. Upon the occurrence of the Conversion Date, the Borrower shall not be entitled to make any acquisitions of Real Estate (except pursuant to existing options or contracts within Projects within which Borrower then owns Developed Lots, Land Work in Process or Units) or obtain any additional Letter of Credit.

            The Borrower shall have the right to notify the Agent of its desire to extend the term of the Loan for an additional one year and to extend the Conversion Date on or before sixty (60) days prior to the Conversion Date. The Agent (subject to the provisions of Section 23) shall determine in its sole discretion if any extension of the term of the Loan is appropriate.

            Section 3.    FEES.

            Section 3.1. Origination Fee and Additional Fees. The Borrower agrees and is obligated as of the date hereof to pay to BankBoston the fees in accordance with the separate Fee and Expense Agreement ("Fee and Expense Agreement") between BankBoston and the Borrower dated June 12, 1997.

            Section 3.2. Letter of Credit Fees. The Borrower shall pay to the Agent an annual fee (the "Letter of Credit Fee") for each Letter of Credit issued pursuant to this Agreement to be calculated at the rate of one and one-half percent (1.5%) per annum on the Maximum Drawing Amount attributable to such Letter of Credit, plus the Agent's customary issuance fee, payable in accordance with the Agent's standard fee schedule. The Letter of Credit Fee shall be payable in advance on the date of issuance for the stated term of such Letter of Credit and upon the date of renewal for the renewal term of any Letter of Credit. Upon receipt of such Letter of Credit Fee (but not such issuance fee), the Agent shall remit to each Lender a portion of such fee in the amount of 1 1/4% of its portion of the Letter of Credit. Upon the cancellation of a Letter of Credit in accordance with its terms or any reduction of the Maximum Drawing Amount attributable to a Letter of Credit during any quarter, the Agent shall reimburse the Borrower for the pro rata portion of the Letter of Credit Fee attributable to such Letter of Credit for the balance of the stated term thereof, and the Lenders that received part of such Letter of Credit Fee shall refund, pro rata, an identical portion of such amount so received to the Agent.

            Section 3.3. Unused Commitment Fee. On the first day of each fiscal quarter, the Borrower shall pay to the Agent on behalf of the Lenders in arrears the amount equal to .25% of the difference between: (i) $45,000,000.00; and (ii) the average outstanding principal balance of the indebtedness created hereby plus the average of Letters of Credit issued and outstanding during the preceding quarter based on the number of days outstanding.

            Section 3.4. Additional Amounts Payable on Account of Credit Facilities. If any Lender or the Agent shall have determined that any present or future applicable law enacted by the United States, any federal agency, any state or political subdivision thereof, which expression, as used herein, includes any rule, regulation, guideline, directive or request (whether or not having force of law) regarding capital requirements for banks or bank holding companies or subsidiaries of bank holding companies, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency in the United States charged with the interpretation or administration thereof, or compliance by the Lenders or the Agent with any of the foregoing, imposes or increases a requirement by any Lender or the Agent to allocate capital resources to the commitment of such Lender to make or issue, or to the maintenance by such Lender or the Agent of, Loans or Letters of Credit hereunder, which such Lender or Agent has determined in good faith would have the effect of reducing the return on the capital of such Lender or the Agent to a level below that which such Lender or the Agent could have achieved (taking into consideration the then existing policies of such Lender or the Agent with respect to capital adequacy and assuming full utilization of the capital of such Lender or the Agent) but for such applicability, change, interpretation, administration or compliance, by any amount deemed in good faith by such Lender or the Agent to be material, and which is not reflected in an increase in the Base Rate, such Lender or the Agent shall promptly after its determination of such occurrence give written notice thereof to the Borrower. The Borrower and such Lender or as the case may be, the Agent shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate such Lender or the Agent for such reduction. If the Borrower and such Lender or the Agent are unable to agree to such adjustment within thirty
(30) days of the day on which the Borrower shall receive such written notice, then commencing on the date of such notice (but not earlier than the effective date of any such applicability, change, interpretation, administration or compliance), the fees payable hereunder shall increase by an amount which will, in the reasonable determination of such Lender or the Agent, as the case may be, compensate such Lender or the Agent for such reduction. In determining such amount, such Lender or the Agent may use any reasonable and equitable methods of averaging, allocating or attributing such reduction among its customers.

            A certificate demonstrating the calculation of the amount of such increased fees shall be submitted to the Borrower by such Lender or the Agent. The Borrower shall be required to pay such amount within thirty (30) days after its receipt of such certificate.

            Section 3.5. Additional Costs and Expenses; Reserve Requirements. In addition to any amounts payable under Section 3.4 hereof and the Fee and Expense Agreement, if any present or future applicable law enacted by the United States, any federal agency, any state, or political subdivision thereof, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any court of competent jurisdiction or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority in the United States (whether or not having the force of law), shall:

                    (a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to the Loan or Letters of Credit or deposits obtained to fund Loans; or

                    (b) materially change the basis of taxation of payments to any Lender of the principal of or the interest on the Loan or Letters of Credit or any other amounts payable to any Lender hereunder (other than changes relating to taxes based on the net income of such Lender or the Agent), or

                    (c) impose or render applicable any special deposit or reserve or similar requirement (whether or not having the force of law) against the Loan, the Letters of Credit or loans of the type contemplated hereby made by the Lenders or Letter of Credit of the type contemplated hereby issued by the Lenders; or

                    (d) impose on any Lender or the Agent any other conditions or requirements with respect to the Loan or any class of loans of which the Loan form a part or the Letters of Credit, and the result of any of the foregoing is to increase the cost to any Lender of making Loans, Advances or issuing Letters of Credit, or to reduce the amount of principal, interest, Letters of Credit, Fees or other amount payable to such Lender or the Agent hereunder, or to require such Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, and which is not reflected in an increase in the Base Rate, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, such Lender or the Agent will notify the Borrower of such event, and the Borrower and such Lender or the Agent shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate such Lender or the Agent for such reduction or payment. If the Lender (or the Agent) and the Borrower are unable to agree to such adjustment within thirty (30) days of the date of such notice, the Borrower will, upon written demand made by such Lender or (as the case may be) the Agent at any time and from time to time thereafter, pay to such Lender or the Agent such additional amounts as will be sufficient in the good faith opinion of such Lender or the Agent to compensate the Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. In determining the amount of such compensation, such Lender or the Agent may use any reasonable and equitable methods of averaging, allocating or attributing such amounts to its customers.

            A certificate demonstrating the calculation of the amount of such increased payment shall be submitted to the Borrower by such Lender. The Borrower shall be required to pay such amount within thirty (30) days after its receipt of such certificate.

            Section 3.6. Yield Maintenance. If, due to prepayments made by Borrower or due to acceleration of the maturity of any Eurodollar Advances pursuant to the terms of this Agreement or due to any other reason, including without limitation the events specified above, but subject to the provisions of
Section 2.5 (e) (ii) the Agent receives payments of principal other than on a required principal payments due date under this Agreement, the Borrower shall, upon demand by the Agent, pay to the Agent any amounts required to compensate any Lender for any losses, costs or expenses which such Lender may reasonably incur as a result of such payment, including without limitation, any loss, costs or expenses incurred by reason of liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain its portion of the Eurodollar Advances. Such compensation and the compensation provided for elsewhere in this Agreement shall include, without limitation, an amount calculated as follows:

                    (a)   First, the Agent shall determine the amount by which
(i) the total amount of interest which would have otherwise accrued hereunder on each installment of principal so paid, during the period beginning on the date of such payment and ending on the date such installment would have been due (the "Reemployment Period"), exceeds (ii) the total amount of interest which would accrue during the Reemployment Period, on a deposit in the interbank Eurodollar borrowing market in an amount equal (as nearly as may be) to the amount of principal so paid and to have a maturity comparable to the Reemployment Period. Each such amount is hereafter referred to as an "Installment Amount".

                    (b) Second, each Installment Amount shall be treated as payable as of the date on which the related principal installment would have been payable by the Borrower had such principal installment not been prepaid.

                    (c) Third, the amount to be paid on each such date shall be the present value of the Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same annual interest rate as that payable upon the interbank Eurodollar deposit designated as aforesaid by the Agent.

                    (d) Fourth, no portion of the principal installments required pursuant to Section 5.3 or Section 2.5(e)(ii) shall be considered prepayments of the principal of the Eurodollar Advances. The application by the Agent to the Eurodollar Advances principal of any proceeds of insurance or awards from condemnation or other taking by eminent domain shall be not considered a prepayment of the principal of the Eurodollars Advances pursuant to this Section 3.6.

            Section 4.    PAYMENTS; COMPUTATIONS; AND INTEREST LIMITATION.

            Section 4.1. Payments. All payments of principal and interest on the Loan and the Fees, and any other amounts due hereunder shall be made by the Borrower to the Agent, for the respective accounts of the Lenders and the Agent, in immediately available funds at the Agent's Head Office. Upon receipt by the Agent of any such payment of principal, interest or fees (other than fees or expenses to be retained by Agent pursuant to the terms thereof), the Agent shall remit to each other Lender, its applicable pro rata share of such payment.

            Section 4.2. Computations. All computations of interest on the Loans, the Fees, and any other amount due hereunder shall be based on a 360-day year and paid for the actual number of days elapsed. Whenever a payment hereunder becomes due on a day which is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

            Section 4.3. Interest Limitation. Notwithstanding any other term of this Agreement or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder by the Agent shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law, so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any person liable therefor such lawful maximum, and any term of this Agreement or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

            Section 5.    SECURITY AND DEPOSITORY ACCOUNT.

            Section 5.1 Blanket Security Interest. The Obligations shall be and are hereby secured by a blanket perfected first in priority security interest (subject only to Permitted Liens) in favor of the Agent for the benefit of each of the Lenders on all of the assets of Calton, Inc. and each entity comprising the Borrower and each Borrower Subsidiary including, without limitation, the Mortgaged Properties, all Receivables and other rights of the Borrower and any Borrower Subsidiary to receive payments and proceeds with respect to any part of the Mortgaged Properties, all cash of the Borrower, the Borrower Subsidiaries including that received from the operation of their businesses and properties (but subject to the rights of a creditor pursuant to a Permitted Lien under Section 10.2), all rights of the Borrower and the Borrower Subsidiaries under any mortgage, deed of trust or other security documents executed in connection with the sale of any assets subject to the Mortgages or other Loan Documents, all trademarks and other intangible rights (including, without limitation, the rights of the Borrower or the Borrower Subsidiaries to the names Calton, Calton, Inc. and Calton Homes, Inc. and any other tradename owned or used by the Borrower or the Borrower Subsidiaries, trademark or service mark derived therefrom) and all representations, warranties, covenants and indemnities in favor of Borrower and the Borrower Subsidiaries pursuant to the terms of the Security and Pledge Agreements, the Guaranty, those certain Collateral Assignments of Leases and Rents executed by the Borrower and the Borrower Subsidiaries in favor of the Agent, dated as of the Closing Date, those certain Collateral Assignments of Agreements, executed by the Borrower and the Borrower Subsidiaries, in favor of the Agent, dated as of the Closing Date ("Assignments of Agreements"), Indemnity Agreement as to Hazardous Materials by the Borrower and the Borrower Subsidiaries in favor of the Agent, Collateral Assignment of Loan Documents, and, with respect to all Real Estate, pursuant to the terms of the Mortgages. The Obligations shall also be secured by (i) a perfected first priority security interest in the shares of the capital stock of the two entities comprising the Borrower and the Borrower Subsidiaries pursuant to the terms of the Pledge Agreement and the
Calton Pledge Agreement and (ii) the Guaranties.   All of the property, rights
and interests that are or intended to be subject to the security interests and mortgage liens created by the Loan Documents are collectively referred to therein as the "Collateral". Calton, Inc. and the Borrower Subsidiaries have executed this Agreement, among other reasons, to evidence their agreement to the foregoing pledges and granting of security interests and to enter into and deliver the Guaranties, the Pledge Agreements, the Warrants referred to in
Section 7.19 and the Borrower Subsidiary Security Documents at Closing, to acknowledge and agree to the remaining terms and conditions of this Agreement and to ratify and agree to the representations, covenants and warranties contained herein.

            Section 5.2 Pro Rata Security. All amounts owing with respect to the Obligations shall be secured pro rata by the Collateral without distinction as to whether some Obligations are then due and payable and other Obligations are not then due and payable, provided that all costs and expenses as provided in Section 14 shall first be paid before any proceeds are applied to any other Obligations.

            Section 5.3 Depository Account. The Borrower agrees to deposit into the Depository Account prior to the close of business on each Business Day that the Borrower has immediately available funds (or on the next Business Day if the Borrower receives such funds after 1:00 p.m. on any Business Day) (a) the gross sales proceeds (less ordinary and customary closing costs, any Receivable meeting the requirements of Section 10.9 below and any payments for Permitted Liens with respect to the Properties sold) (collectively, "Net Sales Proceeds") from the sale of any Properties, (b) to the extent not otherwise prohibited by any applicable law, rule, or regulation, or to the extent not required by the applicable Housing Purchase Contract to be deposited into a third party escrow account, all customer deposits paid by prospective purchasers to the Borrower in connection with the purchase of any Properties, and (c) cash from all other sources (except for proceeds from Investment maturities or redemptions, but only to the extent that no Loans are Outstanding at the time of the Borrower's receipt of such proceeds), including, without limitation, the Net Sales Proceeds from the sale, transfer or other disposition of, any other proceeds of, Collateral. To implement the procedures set forth in clauses (a) and (b), the Borrower shall notify and cause all sales pursuant to any Housing Purchase Contract and for any other sales of Properties to be consummated through the Title Company or other settlement agents or closing attorneys approved by Agent in order that each settlement agent or closing attorney for the sale of any Properties to deposit or otherwise cause to be credited all Net Sales Proceeds received by each Borrower into the Depository Account. The Borrower shall notify each such settlement agent or closing attorney that the lien of each Mortgage will not be released unless such Net Sales Proceeds have been credited to, or are sent by check or wire transfer of immediately available funds directly to the Agent for deposit into, the Depository Account. Borrower may, with the consent of Agent (and subject to the provisions of Section 13 hereof), transfer immediately available funds into the Working Capital Accounts but only to the extent that the aggregate balance in the Working Capital Accounts does not exceed $2,000,000.00; provided, however, that such $2,000,000.00 limitation may, from time to time with respect to any specific transfer request by Borrower, be temporarily waived by Agent. Additionally, Borrower may direct that any funds remaining in the Depository Account at the end of any Business Day shall be credited against the Revolving Credit Note. Agent shall have the right, but not the obligation, at any time to apply any funds remaining in the Depository Account against the Revolving Credit Note. The amounts on deposit at any time in the Depository Account and the Working Capital Accounts shall serve as collateral security for the Obligations (and such accounts shall be subject to the Lenders' right of setoff against such amounts under Section 13 without notice).

                    The Borrower also shall have the right to establish at one banking institution in New Jersey and at one banking institution in Florida, each selected by Borrower and approved by the Agent a special deposit account in the name of Borrower and for the benefit of the Agent so long as no more than Fifty Thousand and No/100 Dollars ($50,000.00) is maintained in each such account. Funds in such accounts shall be used only for payment of expenses incurred in the ordinary course of the Borrower's business in connection with the Projects. The Agent may, following written notice to the Borrower, revoke the designation of any such accounts or designate substitute or additional accounts.

                    Borrower shall cause all payments due to the Borrower and Borrower Subsidiaries from all sources to be deposited into the Depository Account, the Borrower shall hold and shall cause the Borrower Subsidiaries to hold all proceeds of collection received by it at any time as trustee for the Lenders and shall turn the same over to the Agent, or deposit the same in the Depository Account, immediately upon receipt in the identical form received. The Borrower shall, following the occurrence of a Default or Event of Default, if requested to do so by the Agent, notify the obligors under the Collateral Documents of the security interest of the Agent therein and that payments due thereunder are to be made directly to the Agent. At any time after making such a request of the Borrower, the Agent may itself, without further notice to or demand upon the Borrower, so notify the obligors under the Collateral Documents. The collection of payments directly by the Agent in any manner permitted hereunder shall in no respect affect the duties of the Borrower (i) to continue to render all reasonable assistance to the Agent in the collection of amounts due under the Collateral Documents and (ii) to fulfill its obligations as trustee for the Lenders described above with respect to proceeds of collection of amounts under any Collateral Documents and other payments received by the Borrower and the Borrower Subsidiaries.

                    To the extent any funds are received by Agent or Borrower which are not deposited in the Depository Account pursuant to the preceding paragraphs, such funds shall be immediately paid by Borrower or credited by Agent to reduce the Obligations.

            Section 6. REPRESENTATIONS AND WARRANTIES. Each entity comprising the Borrower hereby jointly and severally represent and warrant to the Lenders and the Agent, as follows:

            Section 6.1.  Existence, etc.

                    (a) Calton Homes, Inc. is a corporation duly organized, existing and in good standing under the laws of the State of New Jersey and Calton Homes of Florida, Inc. is a corporation duly organized, existing and in good standing under the laws of the State of Florida, each is qualified to do business and in good standing under the laws of all states where it is doing business. The Borrower has taken all actions which, by reason of its ownership of property or carrying on of business, are required to be taken by it under the laws of any jurisdiction wherein either entity comprising Borrower owns property or carries on business and which the failure to do so would have a material adverse affect on its business.

                    (b) Each entity comprising the Borrower has all requisite power and authority and has full legal right to enter into each of the Loan Documents to which it is or is to become a party, to perform, observe and comply with all of its agreements and obligations under each of such documents.

The Borrower has all requisite power and authority and full legal right to make all of the borrowing and obtain the extensions of credit contemplated by this Agreement.

                    (c) Schedule 6.1 attached hereto correctly sets forth with respect to each Borrower Subsidiary existing on the date hereof (i) its full and correct legal name, (ii) its jurisdiction of incorporation or formation, as the case may be, and (iii) the percentage of its voting stock or partnership interests, as the case may be, owned, respectively, by the Borrower or by another Subsidiary. Each of the entities comprising the Borrower and its Subsidiaries has good and marketable title to all of the shares of stock of or partnership interests in, as the case may be, Subsidiaries or Properties it purports to own, subject to Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. No Person other than the Borrower or a Subsidiary holds or otherwise possesses any warrant, right or option to purchase or otherwise acquire stock or other securities convertible into stock of its Subsidiaries.

                    (d) The Borrower Subsidiaries are corporations duly organized, existing and in good standing under the laws of the State of each of their incorporation and are qualified to do business and in good standing under the laws of each of the States where each of them are doing business. The Borrower Subsidiaries have taken all actions which, by reason of their ownership of property or carrying on of business, are required to be taken by them under the laws of any jurisdiction wherein they own property or carry on business and which the failure to do so would have a material adverse affect on its business.

                    (e) The Borrower Subsidiaries have all requisite power and authority and have full legal right to enter into each of the Loan Documents to which they are or are to become a party, to perform, observe and comply with all of their agreements and obligations under each of such documents.

            Section 6.2.  Business Activity; Capitalization.

                    (a) Since the Balance Sheet Date, the Borrower has conducted its business in the ordinary course.

                    (b) The Borrower does not own or hold of record and/or beneficially (whether directly or indirectly) any shares of any class in the capital of any corporations nor any legal and/or beneficial interests in any partnership, limited liability company, business trust or joint venture or in any other unincorporated trade or business enterprise, except for the Borrower's Subsidiaries and partnership interests listed in Schedule 6.1 annexed hereto.

            Section 6.3. Authority, etc. The execution and delivery by the Borrower of each of the Loan Documents, the performance by Borrower of all of its agreements and obligations under each of such documents, and the making by the Borrower of all of the borrowing contemplated by this Agreement, are within the corporate authority of the Borrower, has been duly authorized by all necessary corporate action and does not and will not, with respect to the Borrower, (i) contravene any provisions of any certificate of incorporation (or other charter documents), by-laws or any stock provisions, or any amendment thereof, or (ii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of its properties under any agreement, trust deed, indenture, mortgage or other instrument to which either entity comprising Borrower is a party or by which such entities' properties are bound or affected, or (iii) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, agency or official or (iv) require any waiver, consent or approval by any of the creditors or stockholders of the Borrower which has not been obtained or (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any law applicable to the Borrower.

            Section 6.4. Binding Effect of Documents, etc. The Borrower has duly executed and delivered each of the Loan Documents and each of such documents is in full force and effect. The agreements and obligations of the Borrower contained in each of the Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and by general principles of equity regardless of whether enforcement of such obligations is sought in a proceeding in equity or at law.

            Section 6.5.  No Events of Default, etc.

                    (a) No Default or Event of Default has occurred and is continuing.

                    (b) The Borrower is not in default under any provision of its charter, by-laws, stock provisions or under any indenture or agreement by which it is bound, or in violation of any applicable law, order, regulation, ruling or requirement of any court or public body or authority by which the Borrower or its properties are bound, which default or violation would have a material adverse affect on its business, assets, operations or financial condition.

            Section 6.6. Chief Executive Office. The chief executive office of each entity comprising the Borrower is located at the address set forth in
Schedule 6.6 annexed hereto. Neither entity comprising the Borrower shall change the location of its chief executive office without prior written notice to the Agent. All records are and shall be kept, only at the addresses set forth in Schedule 6.6. The Borrower hereby agrees to afford to the Agent at all reasonable times and upon reasonable notice, access to each of the locations where such records are kept for the purpose of examining all records.

            Section 6.7.  Financial Statements; Solvency.

                    (a) There has been furnished to the Lenders the audited consolidated balance sheet of the Calton, Inc. (which includes the Borrower and the Borrower Subsidiaries) as of November 30, 1996 (the "Balance Sheet Date"), and the statements of income, retained earnings and cash flows of Calton, Inc. and the Borrower for the year then ended, certified by Coopers. Such financial statements have been prepared in accordance with Generally Accepted Accounting Principles and fairly present the financial condition of Calton, Inc. as of the Balance Sheet Date and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower as of the Balance Sheet Date which were required to be disclosed in accordance with Generally Accepted Accounting Principles and which were not disclosed in such balance sheets and the notes related thereto.

                    (b) The Borrower on a consolidated basis (after giving effect to the transactions contemplated hereby), is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

            Section 6.8. Changes; None Adverse. Since the Balance Sheet Date, there has not been any materially adverse change in the financial condition, assets, or results of operations of the Borrower, Calton, Inc. or any Borrower Subsidiaries. Since the Balance Sheet Date, neither the Borrower nor any Borrower Subsidiaries has made any Distribution. The Borrower is not a party to any contract or agreement that could reasonably be expected to have a material adverse affect on its business and which is not shown on the balance sheets of the Borrower delivered to the Lenders pursuant to Section 6.7(a).

            Section 6.9. Ownership. Each entity comprising Borrower and each Borrower Subsidiary have title to all of their respective properties and assets, real and personal, including the properties and assets reflected on the financial statements referred to in Section 6.7 (other than any properties or assets leased or disposed of in the ordinary course of business). The Borrower is or shall become the owner of each Developed Lot and Unit the value of which is to be included in the Borrowing Base and shall neither create nor suffer to exist any lien or encumbrance thereon or security interest therein (other than Permitted Liens), nor sell, assign, transfer or create or suffer to exist any lien or encumbrance on or security interest (other than Permitted Liens), in Housing Purchase Contracts or other right constituting proceeds thereof to or in favor of any other Person, other than the Agent on behalf of the Lenders.

            Section 6.10. Mortgages and Liens. None of the property, assets, income or revenues of any character of the Borrower is subject to any mortgage, lien, pledge, charge, security interest, defect or other encumbrance of any kind, other than Permitted Liens.

            Section 6.11. Intellectual Property. The Borrower and each Borrower Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property"). No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property. To the best knowledge and belief of the Borrower and its Subsidiaries, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person.

            Section 6.12. Indebtedness. Neither the Borrower nor a Borrower Subsidiary is party to or is obligated under any Indebtedness other than Permitted Indebtedness. Other than as identified on Schedule 6.12 attached hereto, there exists no Indebtedness between the Borrower and Calton, Inc. or between the Borrower and the Borrower's Subsidiaries other than amounts advanced in the ordinary course of business. Neither the Borrower nor any Borrower Subsidiary is party to or is obligated under any purchase money indebtedness except as disclosed on Schedule 6.12(a).

            Section 6.13. Litigation. Except as disclosed on Schedule 6.13 and except for claims, actions and proceedings fully covered by insurance or which do not exceed $50,000.00 for any single claim or an aggregate of $500,000.00, there is no pending or, to the best of Borrower's knowledge, threatened action, suit, or proceeding before any court, governmental or regulatory authority, agency, commission, or board of arbitration against the Borrower, Calton, Inc. or any Borrower Subsidiary.

            Section 6.14. No Default. Neither the Borrower nor any Borrower Subsidiary is in default in any respect under any contract, agreement or instrument to which it is a party or by which it or any of its property is bound, the consequence of which default could materially and adversely affect the Borrower's financial condition, assets, business or operations.

            Section 6.15. Taxes. Each of the Borrower and the Borrower Subsidiaries has filed all federal, state and local tax returns required to be filed by it and has paid, or has made reasonable provision for payment of, all taxes (if any) which have or are reasonably likely to become due and payable pursuant to any of the said returns or pursuant to any matters raised by audits or for other reasons known to it, except for taxes the amount, applicability, or validity of which are currently being contested by it in good faith by appropriate proceedings and with respect to which it has set aside on its books adequate reserves.

            Section 6.16. Compliance of Properties with Law. The location, construction, occupancy, development, operation and use of the Properties comply in all material respects with the terms of all of the following: all applicable regional impact plans and reports, all applicable restrictive covenants and deed restrictions, zoning and subdivision ordinances and building codes, health and Environmental Laws (as hereinafter defined), and other applicable laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority. Borrower and the Borrower Subsidiaries have obtained all necessary certificates, licenses, authorizations, registrations, permits and/or approvals necessary for the use and operation of the Properties or any part thereof (the "Permits") as currently developed in accordance with all applicable laws. Without limiting the foregoing, the Borrower hereby warrants and represents to the Agent and the Lenders as follows:

                    (a) Borrower and the Borrower Subsidiaries shall take all actions necessary to cause the Properties to comply with all applicable zoning for such Properties. No action is pending to change or modify any zoning applicable to any of the Properties except as set forth on Schedule 6.16(c) and the zoning rights are Vested.

                    (b) All governmental permits required to operate and develop the Properties contained in the Borrowing Base (except for such Commercial Properties identified in Schedule 6.16(b)) as they are currently operated are Vested and either run with and benefit the land or are freely assignable to the Agent and the Lenders except as set forth on Schedule 6.16(d) and the Borrower and the Borrower Subsidiaries have taken all required actions necessary to perfect a first in priority security interest in such permits so that upon the succession to ownership of the Properties by the Agent and the Lenders (or their designee), the Agent and the Lenders (or their designee) shall have full ownership and right to use such permits without payment of additional fees, charges, or impositions other than currently required to be paid by the Borrower or the Borrower Subsidiaries.

            Section 6.17. ERISA Compliance; Severance Obligations.

                    (a) Each pension plan (as defined in section 3(2) of ERISA) established or assumed or maintained, or to which contributions are made by the Borrower or any Person which is a member of the same controlled group, or under common control (within the meaning of section 414(b) or (c) of the Code or Section 4001(b) (l) of ERISA), with Borrower is referred to herein as a "Pension Plan". No such Pension Plan is a multi-employer plan (as defined in Section 4001(a)(3) of ERISA) and each Pension Plan is, and has at all times been, in compliance in all material respects with the applicable provisions of ERISA and the Code, including without limitation any minimum funding requirements applicable with respect to such Pension Plan. Each Pension Plan is a defined contribution plan and not a "defined benefit plan" (as defined in Section 3(35) of ERISA). There have been no reportable events within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder with respect to any Pension Plan.

                    (b) Each welfare plan (as defined in section 3(1) of ERISA) established or assumed or maintained, or to which contributions are made, by the Borrower is referred to herein as a "Welfare Plan." No such Welfare Plan is a multi-employer plan and each Welfare Plan is, and has at all times been, in compliance in all material respects with the applicable provisions of ERISA and the Code. The Borrower has no liability for post-retirement benefits provided or to be provided to employees under any Welfare Plan, except to make available continuous coverage as and to the extent required by the provisions regarding employee benefit plans set forth in the Consolidated Omnibus Budget Reconciliation Act of 1986.

                    (c) Except for the Pension Plans and the Welfare Plans, the Borrower has not established or assumed or maintained or made contributions to any employee benefit plan (as defined in section 3(3) of ERISA). There is no unfulfilled obligation on the part of the Borrower to make any contribution with respect to either the Pension Plans or the Welfare Plans.

                    (d) The execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby will not involve any prohibited transaction within the meaning of ERISA.

                    (e) Except as disclosed in writing to the Agent prior to the Date of Closing, the Borrower has no Obligation to make severance payments or provide post-employment benefits pursuant to any contract or other arrangement with any of its employees, officers or directors (excluding the Pension Plans and Welfare Plans).

            Section 6.18. Other Representations. Each of the representations and warranties made by the Borrower in any of the Loan Documents to which the Borrower is a party was true and correct in all material respects when made and continues to be true and correct in all material respects on the Date of Closing, except to the extent that any of such representations and warranties have been affected by the consummation of the transactions contemplated and permitted or required by the Loan Documents and except that the foregoing shall not apply to warranties and representations of any financial projections or forward looking statements.

            Section 6.19. Disclosure. No representation or warranty made by the Borrower in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to the Agent or the Lenders by or on behalf of the Borrower in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact.

            Section 6.20. Loans as Senior Indebtedness. All Obligations of the Borrower to the Lenders will constitute "Senior Indebtedness" and will be secured by first priority liens on all Properties, subject, however, to Permitted Liens.

            Section 6.21. Holding Company and Investment Company Acts. The Borrower is neither a "holding company", nor a "subsidiary company" of a "holding company", nor an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it a "registered investment company", nor an "affiliated company" nor a "principal underwriter" of a ''registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

            Section 6.22. Regulations U and X. The proceeds of the Loans shall be used by the Borrower solely for the purposes specified herein. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

            Section 6.23. Fiscal Year. Calton, Inc., the Borrower and all Borrower Subsidiaries have a fiscal year ending November 30 of each year.

            Section 6.24. Compliance With Certain Environmental Laws and Laws Pertaining to Land Sales.

                    (a) Neither Calton, Inc. the Borrower nor any Borrower Subsidiary nor any operator of the Real Estate or any operations thereon is in violation, or, to the best of Borrower's knowledge, alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Toxic Substances Control Act, the Federal Clean Air Act, the Safe Drinking Water Act, the Flood Disaster Protection Act of 1973, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (collectively, hereinafter "Environmental Laws").

                    (b) Neither the Borrower nor a Borrower Subsidiary has received notice from any third party including, without limitation, any federal, state or local governmental authority: (i) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Pan 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. Section 9601(5), any hazardous substances, as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant, as defined by 42 U.S.C. Section 9601(33), or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Law ("Hazardous Substances") which the Borrower or a Borrower Subsidiary has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or a Borrower Subsidiary conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that the Borrower or a Borrower Subsidiary is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

                    (c) (i) During the period of Borrower's ownership and, to the best of Borrower's knowledge prior to Borrower's ownership, no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) to the best of Borrower's knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any Real Estate, which releases would have a material adverse affect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse affect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance with such permits and applicable Environmental Laws.

                    (d) None of the Real Estate is or shall be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

                    (e) Neither Borrower nor any Borrower Subsidiary is now, nor at any time in the past has been given notice that it was, in violation of the Interstate Land Sales Full Disclosure Act (the "Interstate Land Sales Act"), the Florida Land Sales Practices Law (the "Florida Land Sales Law") or similar laws pertaining to land sales (including, without limitation, any laws pertaining to the sale of interests in timeshare units) in any state in which the Borrower or any Borrower Subsidiary sells, transfers, manages, operates, develops or otherwise disposes of property, which violation could have a materially adverse affect on the assets, business, operations, or financial condition of the Borrower.

                    (f) Neither Borrower, Calton, Inc. nor any Borrower Subsidiary is now, nor at any time in the past has been given notice that it was, in violation of (i) any federal or state securities laws, (ii) the federal Truth in Lending Act (including regulations written under such Act by the Board of Governors of the Federal Reserve System) or any similar state statute, (iii) the federal Equal Credit Opportunity Act (including regulations written under such Act by the Board of Governors of the Federal Reserve System) or any similar state statute, or (iv) any judgment, decree, order, law, license, rule or regulation arising under such statutes or with respect to the matters covered thereby, which violation could materially adversely affect the assets, business, operations, or financial condition of the Borrower.

            Section 6.25. Insurance. The policies of insurance or certificates of insurance furnished to the Agent with respect to the business and properties of the Borrower and the Borrower Subsidiaries are in full force and effect and no notice of cancellation or non-renewal has been received with respect thereto.



            Section 6.26. Collateral.

                    (a) All of the Obligations of the Borrower to the Agent and the Lenders under or in respect of the Loan Documents are secured by and entitled to the benefits of each of the Loan Documents.

                    (b) Other than for the leasing of office equipment and furniture, trailers (e.g. construction trailers and sales trailers) and model home furniture, no financing statement which names the Borrower or Borrower Subsidiary has been filed in any jurisdiction in the United States or any State thereof pursuant to Article 9 of the Uniform Commercial Code of any State, and neither Borrower nor any Borrower Subsidiary has signed any financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement in any such jurisdiction, other than those financing statements or security agreements with respect to liens, security interests and other encumbrances designated as Permitted Liens.

                    (c) No mortgages, chattel mortgages, assignments, statements of assignment, security agreements or deeds of trust have been filed by any person or persons with respect to any part of the Properties except for the Permitted Liens.

                    (d) All of the assets of each entity comprising the Borrower and the Borrower Subsidiaries are subject to perfected first in priority security interests in favor of the Agent provided that certain of the foregoing security interests are subject to the Permitted Liens.

            Section 6.27. Existing Options. The Borrower and the Borrower Subsidiaries are party to only those Options or purchase contracts more particularly described on Schedule 6.27 (collectively "Existing Options") and
no default or event of default exists thereunder.   Borrower has provided to
Agent true and exact copies of all documents and instruments executed in connection with the Existing Options.

            Section 7. CONDITIONS and EFFECTIVENESS. This Agreement shall become effective when each of the following conditions precedent has been fulfilled, except to the extent waived by the Agent.

            Section 7.1. Loan Documents, etc. Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by the respective party or parties thereto and shall be in full force and effect and executed original counterparts of each of the Loan Documents shall have been furnished to the Agent.

            Section 7.2. Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful (a) for any of the Lenders or the Agent to perform any of its agreements or obligations under any of the Loan Documents to which any of them is a party on the Date of Closing or (b) for any Person (other than the Agent or the Lenders) to perform any of their respective agreements or obligations under any of the Loan Documents.

            Section 7.3. Representations and Warranties. Each of the representations and warranties made by or on behalf of the Borrower to the Lenders and the Agent in this Agreement or the other Loan Documents shall be true and correct in all material respects when made, shall, for all purposes of this Agreement, be deemed to be repeated on and as of the Date of Closing, and shall be true and correct in all material respects on and as of such date, except, in each case, as necessarily affected by the consummation of the transactions contemplated by the Loan Documents.

            Section 7.4. Performance, etc. The Borrower and each Borrower Subsidiary shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in any of the Loan Documents to which it is a party or by which it is bound which are required to be performed on or prior to the Date of Closing. No event shall have occurred and be continuing on the Date of Closing, and no condition shall exist on the Date of Closing, which constitutes an Event of Default or which would, with notice or the lapse of time, or both, constitute an Event of Default or a Default.

            Section 7.5. Certified Copies of Certain Documents. The Agent shall have received from the Borrower copies, certified by the corporate secretary of each entity comprising the Borrower to be true and complete on the Date of Closing, of the Certificate of Incorporation and By-laws of each entity comprising the Borrower and each of its Subsidiaries.

            Section 7.6. Proof of Action by Borrower. The Agent shall have received copies, certified by the corporate secretary of each entity comprising the Borrower, Calton, Inc. and each of Borrower's Subsidiaries to be true and complete on the Date of Closing, of the records of all actions taken by each of their directors and shareholders as may be required to authorize (a) its execution and delivery of each of the Loan Documents to which any of them are a party, (b) performance of all of its agreements and obligations under each of such documents, and (c) the borrowings and other transactions contemplated by this Agreement.

            Section 7.7. Incumbency Certificate. The Agent shall have received from each entity comprising the Borrower an incumbency certificate, dated the Date of Closing, signed by its corporate secretary and the corporate secretary of each Subsidiary and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign on its behalf each of the Loan Documents to which it is or is to become a party; (ii) in the case of the Borrower only, to make application for the Loans; and (iii) to give notices and to take any other action on its behalf under the Loan Documents.

            Section 7.8. Proceedings and Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents and all instruments and documents incidental thereto, shall be in form and substance reasonably satisfactory to the Agent and the Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Agent shall have reasonably requested. With respect to Letters of Credit issued on the Date of Closing, if any, the Borrower shall have duly authorized, executed and delivered to the Agent a Reimbursement Agreement.

            Section 7.9. Fees. The Borrower shall have complied with its obligation to pay the Fees, and the fees and costs of the Agent incurred in closing upon the Loan evidenced by this Agreement.

            Section 7.10. Legal Opinions. The Agent shall have received a favorable written opinion, in form and substance satisfactory to the Agent in its discretion, addressed to the Agent and the Lenders, dated the Effective Date from each of:

                    (a) Counsel to the Borrower and the Borrower Subsidiaries, as to the matters set forth in Section 8.1 and such other matters as the Agent may reasonably request; and

                    (b) Local counsel admitted to practice and currently practicing in the States of Florida, California, Massachusetts and New Jersey with respect to certain matters arising under Florida, California, Massachusetts and New Jersey law, including the recording and filing of Mortgages and financing statements, the payment of documentary stamp tax and intangible tax due, the enforceability of all Loan Documents under Florida, California, Massachusetts and New Jersey law as the case may be, the transferability and assignability to the Agent and the Lenders of permits and licenses required for the development of the Properties as residential communities, the comprehensive nature of such permits and licenses to permit the current development of the Properties and such other matters as the Agent may reasonably request.

            Section 7.11. Borrowing Base Report. The Agent shall have received from the Borrower prior to the Date of Closing, a Borrowing Base Report dated as of the most recent month then ended; provided, however, that the Borrower shall notify the Agent in writing on the Date of Closing of any material deviation from the values reflected on the Borrowing Base Report and shall provide the Agent with such supplementary documentation as the Agent may reasonably request.

            Section 7.12. Evidence of Insurance. The Borrower shall have delivered to the Agent certificates of casualty, liability, flood and builders risk insurance or other evidence of its insurance coverage on the Properties satisfactory to the Agent.

            Section 7.13. Environmental Reports. The Agent shall have received from the Borrower, at the Borrower's expense, such favorable reports and certificates, in form and substance satisfactory to the Agent in its sole discretion, as the Agent shall deem necessary or desirable of qualified engineers approved by the Agent as to environmental matters affecting the value or use of the Properties, including, but not limited to the absence of any Hazardous Substances on the Properties and compliance with Environmental Laws.

            Section 7.14. Mortgages. The Borrower and the Borrower Subsidiaries shall have executed and delivered to the Agent the Mortgages (or amendments, restatements and ratifications thereof), granting the Agent, on behalf of the Lenders, a mortgage lien and security interest in and to the Properties.

            Section 7.15. Loan Documents. The Loan Documents (including, without limitation, the Revolving Credit Notes, and the Mortgages, in form and substance satisfactory to the Agent) and the appropriate financing statements and other documents in respect thereto and necessary to enable the Agent to perfect its security interests thereunder, shall have been duly executed, where appropriate, by the Borrower, and the Borrower Subsidiaries, delivered and filed or recorded in all appropriate filing offices or other locations necessary for the perfection of such interests, and all other actions necessary for the perfection of such security interests shall have been duly taken.

            Section 7.16. Title Insurance. The Agent shall have received the Title Policy(ies) or commitment(s) to issue such policy(ies) from the Title Insurance Company on terms reasonably satisfactory to the Agent, together with a copy of the re-insurance treaties with a nationally recognized title insurance company approved by Agent providing re-insurance on the Title Policy(ies) in an amount reasonably determined by Agent together with receipts evidencing the full payment of the premiums for such Title Policy(ies) and re-insurance, insuring the Agent's interest on behalf of the Lenders, as first mortgagee of all of the Mortgaged Properties, free and clear of any liens or other encumbrances, except as disclosed on Schedule B thereto and without containing any exception to title based on the absence of surveys or other exceptions to title not approved by the Agent.

            Section 7.17 Interest Rate Protection. The Borrower shall have executed and delivered to the Agent an assignment in form and substance satisfactory to the Agent, pursuant to which the Borrower shall assign all of the Borrower's rights and benefits under the Protected Interest Rate Agreement ("Protected Interest Rate Agreement") upon the execution and delivery of such Agreement.

            Section 7.18. Existing Senior Indebtedness Documents. The Existing Senior Indebtedness Documents and the Existing Senior Indebtedness shall be cancelled and terminated or the Title Company shall issue its Title Policy to Lenders without exception for the Existing Senior Indebtedness Documents.

            Section 7.19  Warrant.    Borrower shall grant to BankBoston the
Warrant pursuant to such documentation as BankBoston may determine to be acceptable. Borrower shall issue to BankBoston the Warrant, together with the related Registration Rights Agreement, each to be dated the date hereof and in form and substance satisfactory to BankBoston.

            Section 8. CONDITIONS TO SUBSEQUENT LOAN ADVANCES. The obligation of each Lender to make any Advances under the Loan subsequent to the Date of Closing and to issue any Letter of Credit to be issued subsequent to the Date of Closing pursuant to Section 2.9 shall be subject to the satisfaction of the following conditions precedent:

            Section 8.1.  Legality of Transactions.  It shall not be unlawful
(a) for the Agent or any Lender to perform any of its agreements or obligations under any of the Loan Documents to which the Agent or such Lender is a party on the Drawdown Date of such Advance or the date of issuance of such Letter of Credit, or (b) for any Person other than the Agent and the Lenders to perform any of their respective agreements or obligations under any of the Loan Documents to which any of them is a party on such date.

            Section 8.2. Representations and Warranties. Each of the representations and warranties made by or on behalf of the Borrower to the Agent and the Lenders in this Agreement or any other Loan Documents shall be true and correct in all material respects when made and shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of the Borrower's notice of borrowing for such Advance or request for the issuance of such Letter of Credit and on and as of the Drawdown Date of such Advance or the date of the issuance of such Letter of Credit, and shall be true and correct in all material respects on and as of each of such dates, except, in each case, as affected by the consummation of the transactions contemplated by the Loan Documents.

            Section 8.3. Performance, etc. The Borrower shall have duly and properly performed, complied with and observed in all material respects each of its covenants, agreements and obligations contained in Section Section 6, 7, and 8 hereof, and shall have duly and properly performed, complied with and observed in all material respects its covenants, agreements, and obligations in all other articles of this Agreement and any of the other Loan Documents to which it is a party or by which it is bound on the Drawdown Date of such Advance or the date of the issuance of such Letter of Credit. No event shall have occurred on or prior to such date and be continuing, and no condition shall exist on such date, which constitutes an Event of Default or which would, with notice or the lapse of time or both, constitute an Event of Default or a Default.

            Section 8.4. Proceedings and Documents. Any corporate, governmental and other proceedings which are undertaken in connection with the transactions contemplated by such Advance or Letter of Credit and any instruments and documents incidental to such Advance or Letter of Credit shall be in form and substance reasonably satisfactory to the Agent, and the Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Agent shall have reasonably requested. With respect to each Letter of Credit, the Borrower shall have duly authorized, executed and delivered to the Agent a Reimbursement Agreement.

            Section 8.5 Payment of Fees. The Borrower shall have complied with its obligations under Section 3 to pay the Fees and all other fees, amounts and expenses arising hereunder at any time subsequent to the Date of Closing and becoming due and payable on or before the Drawdown Date of such Advance.

            Section 9. AFFIRMATIVE COVENANTS OF THE BORROWER. The Borrower covenants and agrees that, so long as the Loan or Letter of Credit is outstanding or the Lenders have any obligation to make Advances or issue Letters of Credit hereunder, unless the Agent otherwise agrees in writing:

            Section 9.1. Punctual Payment. Notwithstanding the Lenders' right to make Advances under the Loan in the amount of any Obligation due hereunder, the Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, and Letter of Credit Fees, and all other fees and other amounts due and payable hereunder, all in accordance with the terms of this Agreement and any applicable Loan Document.

            Section 9.2. Legal Existence, Etc. The Borrower and Guarantors will maintain their respective legal existence and good standing under the laws of the state of its incorporation, will maintain its qualification to do business in the states where each conducts business and in each other state in which the failure to do so would have a material adverse effect on Borrower's condition, financial or otherwise, and will maintain all of its rights and franchises, except where the failure to maintain such right or franchise would not have a material adverse effect on the conduct of Borrower's business.

            Section 9.3. Reserves. The Borrower will maintain appropriate reserves for depreciation, taxes and any other expenses or liabilities in accordance with Generally Accepted Accounting Principles.

            Section 9.4. Change of Corporate Name. Each entity comprising the Borrower shall notify the Agent within five (5) days of any change in its corporate name or any other name under which it conducts its business.

            Section 9.5. Financial Statements and Other Reports. The Borrower will furnish or cause to be furnished financial statements on a consolidated basis and other monthly, quarterly or other periodic reports to the Agent and each of the Lenders as follows:

                    (a) within ninety (90) days after the close of each fiscal year:

                          (1)   As to Borrower, Calton, Inc. and the Borrower
Subsidiaries, the audited consolidated balance sheets and audited consolidated statements of income, retained earnings and cash flows (the "financial statements") for such year and the year-end Borrowing Base Report, in reasonable detail, and, setting forth in comparative form the corresponding figures for the preceding year (except with respect to the year-end Borrowing Base Report), prepared in accordance with Generally Accepted Accounting Principles consistently applied, accompanied by a report and unqualified opinion of Coopers or a Designated Accountant;

                          (2)   comprehensive inventory breakdown of the
Borrower and Borrower Subsidiaries delineating the inventory on the same terms as set forth on the Borrowing Base by Project and on both a dollar and Unit basis; and

                          (3)   a sales report and profit margin analysis by
Project; and

                          (4)   a one year budget, including proposed capital
expenditures and land acquisitions, income statement and balance sheet and two year projection for revenue and income for the Borrower and the Borrower Subsidiaries on a consolidated basis; and

                          (5)   a certificate addressed to the Agent prepared
by Coopers or a Designated Accounting Firm, certifying compliance by the Borrower and the Borrower Subsidiaries with the covenants set forth at Section
Section 11.1, 11.2, 11.3, 11.5, 11.6 and 10.15.

                    (b) within forty five (45) days of the end of the first three fiscal quarters and within ninety (90) of the end of the last fiscal quarter (provided, however, an interim report shall be delivered with respect to the last fiscal quarter within forty five (45) days of the end of such fiscal quarter), a certificate by the Chief Financial Officer of the Borrower certifying that the Borrower and the Borrower Subsidiaries are in compliance with all terms and conditions of this Agreement including all covenants set forth in Section Section 10.1, 10.2, 10.3, 10.4, 10.7, 10.8, 11.1, 11.2, 11.3,
11.5 and 11.6, and after a review of the terms hereof, that no Default exits hereunder or otherwise specify the Default in detail;

                    (c) within forty five (45) days after the end of each fiscal quarter, a report by Coopers or a Designated Accountant reporting on the quarter end Borrowing Base Report based upon procedures agreed upon between Agent and the Borrower;

                    (d) within thirty (30) days after the end of each calendar month (which is not the end of a fiscal quarter) of each fiscal year:

                          (1)   the unaudited balance sheet and income
statement similar to those required by clause (a) above (but without a requirement as to comparison with the prior year) as of the end of such month and for such month then ended and for the month from the beginning of the current fiscal year to the end of such month prepared in accordance with Generally Accepted Accounting Principles consistently applied and certified as to preparation in accordance with Generally Accepted Accounting Principles and that such statements fairly present the financial condition of the Borrower at the dates thereof and for the periods then ended, on behalf of the Borrower by its chief financial officer, subject only to changes resulting from audit and normal year-end adjustments. The foregoing monthly reports shall be reported on a division and cumulative basis.

                          (2)   a schedule of land purchases during that month
and a schedule of all projected and contracted for land purchases pending for each entity comprising the Borrower or any Borrower Subsidiaries;

                          (3)   a sales report on a Project basis setting forth
the sales and prices for the Units and other Property sold in the Project during the preceding month;

                          (4)   a Certificate by the Chief Financial Officer of
each entity comprising the Borrower certifying that the Borrowing Base and all Borrowing Base Reports submitted during the preceding month are true, correct and complete in all respects and do not contain an omission of a material fact or condition; and

                          (5)   a compliance certificate in the form of Exhibit
"C."

                    (e) promptly upon receipt thereof, copies of all management letters which are submitted to Borrower by Coopers or a Designated Accountant in connection with any annual or interim audit of Borrower's books made by such accountants;

                    (f) information with such specificity as the Agent shall from time to time require in the form of Exhibit "A" hereto (the "Borrowing Base Report"), or in such other form and substance, and at such times as may be reasonably requested by the Agent including, on or before the end of each calendar month for the immediately preceding calendar month, a certificate signed by the Chief Financial Officer of the Borrower showing a calculation of the Borrowing Base, the amount of Unit Costs and Lot Development Costs used in such Borrowing Base calculation (attaching all documentation used in such calculations) and setting forth the appraised value of Developable Land, Developed Lots and the list prices of Units not covered by a Housing Purchase Contract. The Agent shall have the right, to be exercised from time to time, to have the Borrowing Base Report audited by Coopers or auditors acceptable to the Agent, at the Borrower's expense;

                    (g) copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its stockholders, or by any Subsidiary of the Borrower to its stockholders (other than the Borrower), of all regular and periodic reports and all registration statements (excluding exhibits thereto and Registration Statements on Form S-8) and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any successor or analogous governmental authority; and all of press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower and any of its Subsidiaries;

                    (h) the additional reports, budgets and inventories as may be requested by the Agent; and

                    (i) such other periodic reports, financial statements, and other information as the Agent from time to time reasonably requests, on a monthly, quarterly or other periodic basis, including, without limitation, periodic reports of financial information, construction progress, inventory, marketing and sales results, and compliance with financial, environmental or other covenants. Reports required on an annual basis will be furnished by the Borrower within ninety (90) days after the end of the applicable reporting period, reports required on a quarterly or monthly basis will be furnished within forty five (45) days or thirty (30) days, respectively, after the end of the applicable reporting period. Annual budgets, marketing plans and other reports or statements providing projected figures for a fiscal year will be furnished by the Borrower on or before April 1 of the year for which such projections are made.

            Section 9.6. Use of Loan Proceeds. The Borrower shall use the proceeds of the Loan solely to provide for the retirement of the Existing Senior Indebtedness and for working capital needs of the Borrower in a manner consistent with the provisions of this Agreement, including land acquisition subject to the terms and conditions hereof; provided, however, the Borrower shall not use such proceeds to acquire any land that is not zoned, permitted, platted and ready for development as Developable Land except with the prior written approval of Agent.

            Section 9.7. Maintenance and Alterations. The Borrower shall preserve and maintain the Properties in good order, repair and condition, free from damage from casualty, and shall not permit or commit waste on the Properties and shall cause each and every part of the Properties to comply in all material respects with all applicable Federal, State and local laws and governmental regulations, and any lawful private restrictions or other requirements or provisions relating to the maintenance or use of the Properties, including, without limitation, the terms and provisions of any mortgages or other agreements or instruments constituting Permitted Liens.

            Section 9.8. Certain Environmental Matters. The Borrower will (i) comply with all applicable requirements of any Environmental Law; (ii) provide the Agent with written notice immediately upon obtaining knowledge of any potential or known release, or threat of release, of any Hazardous Substances or oil at or from the Properties or upon receiving notice from any federal, state or other environmental agency or authority in connection with the foregoing matters, including the assessment, containment or removal of any Hazardous Substance from any Properties. The Agent may, in its discretion, from time to time, by or through any of its authorized officers, agents or professional consultants, visit, inspect and conduct tests, (including a Phase I environmental audit, and if recommended, further tests) or otherwise examine the Properties and the records maintained with respect thereto to verify compliance with such requirements to its satisfaction, all at the cost and expense of the Borrower.

            Section 9.9. Notice of Litigation and Judgment. The Borrower will give notice in writing, in form and detail satisfactory to the Agent, within twenty (20) days of becoming aware of any injunctive relief or any litigation or proceedings in an amount in excess of $250,000.00 threatened in writing or any pending litigation and proceedings to which Borrower is or becomes a party involving an uninsured claim against it or any litigation or proceeding against Persons with which it has a business relationship, which, if adversely determined could materially and adversely affect Borrower's financial condition, assets or operations and stating the nature and status of such litigation or proceedings. The Borrower will give notice, in writing, in form and detail satisfactory to the Agent, within twenty (20) days of any judgment, final or otherwise, against it in an amount in excess of $250,000.00.

            Section 9.10. Notice of Defaults. The Borrower will give notice in writing to the Agent immediately upon becoming aware of the occurrence of any Default or Event of Default under this Agreement.

            Section 9.11. Books and Records. The books and records relating to the financial affairs of Calton, Inc., the Borrower and the Borrower Subsidiaries shall at all times be maintained in accordance with, and all financial statements provided for herein, shall be prepared in accordance with Generally Accepted Accounting Principles consistently applied, subject only to changes resulting from audit and normal year-end adjustments. Such books and records shall be kept by the Borrower at the Principal Office of Borrower, or at such other location as the Borrower shall specify by prior written notice given to the Agent.

            Section 9.12. Insurance. The Borrower and each Borrower Subsidiary will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies and as shall be in accordance with the general practices of businesses engaged in similar activities in the States of Florida and New Jersey (and, with respect to such other states in which any Real Estate is located, the general practices of businesses engaged in similar activities in such states), and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in accordance with sound business practices. All such insurance shall be in such amount, such form, for such periods and written by such companies as may be reasonably satisfactory to the Agent. All policies of insurance shall provide for a minimum ten (10) days prior written minimum cancellation notice to the Agent and shall name the Agent as additional insured party. Certificates of insurance (or, if requested by the Agent, certified copies of policies) with respect to all renewals or replacements of such insurance from time to time in force together with evidence of payment of premiums thereon satisfactory to the Agent shall be delivered to the Agent at least ten (10) days before the expiration date of then current insurance. No settlement on account of any loss covered by such insurance shall be made without the consent of the Agent. In the event of failure to provide and maintain insurance as herein provided, the Agent may, at its option, after giving notice to the Borrower, as applicable, provide such insurance and charge the amount thereof to the Borrower (including, without limitation, by making an Advance therefor). The Borrower shall furnish to the Agent certificates or other evidence satisfactory to the Agent of compliance with the foregoing insurance provision. Without limiting the foregoing, the Borrower will (i) keep all of its physical property insured against fire and extended coverage risks in amounts and with deductibles and with endorsements, all in form and content acceptable to the Agent, (ii) maintain all such workers' compensation or similar insurance as may be required by law, and (iii) maintain, in amounts and with deductibles and with endorsements, all in form and content acceptable to the Agent, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Properties and business interruption insurance, and (iv) in the event the Properties or any portion thereof is located in a flood hazard area identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Act of 1973 (and any successor Act thereto), maintain a flood insurance policy as required by the Flood Disaster Act of 1973. The Borrower shall at all times comply with and conform to all provisions of each such insurance policy and to all requirements of the insurers thereunder applicable to Borrower, the Properties or to the use, occupation, possession, operation, maintenance or repair of all or any portion of the Properties.

            Section 9.13. Taxes and Mechanic's Liens. The Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon the Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. There shall be included in each Advance the sum necessary to pay the State of Florida intangible tax with respect to each such Advance. The Borrower shall cause such intangible tax to be paid when due.

            Section 9.14. Conduct of Business. The Borrower will continue and shall cause each Borrower Subsidiary to continue to engage in a business of the same general type and in the same manner as conducted by it on the Date of Closing.

            Section 9.15. Compliance with Law. The Borrower will and shall cause each Borrower Subsidiary to (i) comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards, and any lawful private restrictions and other encumbrances constituting Permitted Liens whether now existing or hereafter arising, to which Borrower or the Real Estate may be or become subject, and (ii) promptly obtain, maintain, apply for renewal, and not allow to lapse, any authorization, consent, approval, license or order, and accomplish any filing or registration with, any court or Judicial, administrative or governmental authority which may be or may become necessary in order that Borrower or Borrower Subsidiary performs all of its obligations under this Agreement or the other Loan Documents and in order that the same may be valid and binding and effective in accordance with their terms.

            Section 9.16. Access. The Borrower and Borrower Subsidiaries will permit the Agent, by its representatives and agents, to inspect, during normal business hours, any of the Real Estate, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent may designate, all at the cost and expense of the Borrower. The Borrower hereby authorizes the Agent and the Lenders to disclose information obtained pursuant to this Agreement to any participant or potential participant in the Loan made hereunder and, whenever required or requested by governmental or regulatory authorities, to such authorities. The Borrower will permit a potential purchaser of all or a portion of the Loan, which purchaser is designated by the Agent, to inspect, in the presence of an authorized representative of the Borrower, during normal business hours, any of the Real Estate, to examine and make copies of its accounts and other financial records, and to discuss its affairs, finances and accounts with such potential purchaser at such reasonable times and intervals as the Agent may request without charge to the Agent or such potential purchaser.

            Section 9.17. Further Assurances. The Borrower and each Borrower Subsidiary shall, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by the Agent, in each case further and more perfectly to effect the purposes of this Agreement and the other Loan Documents.

            Section 9.18. Material Adverse Changes. The Borrower shall disclose in writing to the Agent, immediately upon becoming aware of it, any fact that materially and adversely affects Borrower's or any of Borrower's Subsidiaries' financial position on a consolidated basis, business or operations and, within five Business Days of such time as Borrower provides such disclosure to the Agent, Borrower shall also deliver to the Agent in writing its proposal for addressing such material adverse affect.

            Section 9.19. Guaranty from Future Subsidiaries. The Borrower will promptly secure the execution and delivery of the Subsidiary Guaranty to the Agent from each Subsidiary formed and organized after the Date of Closing.

            Section 10. NEGATIVE COVENANTS OF THE BORROWER. The Borrower, covenants and agrees that so long as any Loan or Letter of Credit is outstanding or the Lenders have any obligation to make Advances or issue Letters of Credit hereunder, unless the Agent otherwise agrees in writing:

            Section 10.1. Investments. Neither the Borrower nor any Borrower Subsidiary will make or permit to exist to remain outstanding any Investment except Investments in:

                    (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

                    (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of banks organized under the laws of the United States of America or any state thereof having total assets in excess of $500,000,000.00;

                    (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less that "P-1" if rated by Moody's Investors Services, Inc., and not less than "A-1" if rated by Standard and Poor's;

                    (d) repurchase agreements secured by any one or more of the Investments permitted under paragraphs (a), (b) or (c) above; and

                    (e)   existing Investments of the kinds described on
Schedule 10.1 hereto.

            Section 10.2. Security Interests and Liens. Neither the Borrower nor any Borrower Subsidiary will create or permit to exist any mortgage, pledge, security interest, recorded or unrecorded leases or other monetary lien or monetary encumbrance on any of its Property, except for the following ("Permitted Liens"):

                    (a) liens and other encumbrances arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments or government charges in any such event whose validity or amount is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are maintained in accordance with Generally Accepted Accounting Principles, or taxes and assessments which are not due and delinquent;

                    (b) liens of carriers, warehousemen, landlords, vendors (but only on office equipment and furniture, trailers [e.g. construction trailers and sales trailers], and model home furniture) mechanics and materialmen and other like liens and liens imposed by law, created in the ordinary course of business, for amounts not yet due or which are being contested in good faith by appropriate proceedings and as to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

                    (c) pledges or deposits made in connection with workmen's compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits; and

                    (d) security interests on Real Estate, securing indebtedness issued in accordance with Section 10.3(d).

            Section 10.3. Indebtedness. Neither the Borrower nor any Borrower Subsidiary will incur or permit to exist or remain outstanding any Indebtedness to any Person, provided, however, that the Borrower may incur or permit to exist or remain outstanding (the following, exclusive of Section 10.3(d), herein called "Permitted Indebtedness"):

                    (a) Indebtedness of the Borrower arising under this Agreement or the other Loan Documents;

                    (b) Indebtedness in the respect of taxes, assessments, governmental charges, and claims for labor, materials or supplies, to the extent that payment thereof is not yet due or is being contested in good faith by appropriate proceedings and a adequate reserve has been established therefor and is maintained in accordance with Generally Accepted Accounting Principles;

                    (c) Indebtedness arising in the ordinary course of their respective business not incurred through the borrowing of money or the obtaining of credit or the leasing of property (except that credit on an open account basis customarily extended in connection with the purchase of goods and services shall be permitted) to the extent that payment thereof is not yet due or is being contested in good faith by appropriate proceedings and an adequate reserve has been established therefor and is maintained in accordance with Generally Accepted Accounting Principles;

                    (d) Non-recourse purchase money indebtedness in the total maximum outstanding principal amount of $10,000,000.00 secured as provided in
Section 10.2(d) for the purpose of acquiring Real Estate;

                    (e) Such matters as are set forth on the audited balance sheet delivered to Lenders pursuant to Section 6.7(a) hereof;

                    (f) Indebtedness with respect to contingent and unsecured (except with respect to the portion secured by Letters of Credit) obligations for infrastructure improvements on the Properties in connection with performance and surety bonds incurred in the ordinary course of business and customary indemnification obligations of bonding companies incurred in connection with the issuance of such bonds; provided that the aggregate face amount of such performance and surety bonds does not at any time exceed $30,000,000.00;

                    (g) Indebtedness with respect to contingent and unsecured developer obligations to municipalities or other governmental authorities for infrastructure improvements in connection with subdivision approvals;

                    (h) Miscellaneous indebtedness not exceeding $500,000 in the aggregate; and

                    (i) Indebtedness with respect to leases for office space at each of the chief executive office locations defined on Schedule 6.6 and for leases of office equipment and furniture, trailers (e.g. construction trailers and sales trailers) and model home furniture.

            Neither the Borrower nor the Borrower Subsidiaries shall execute any guaranty of any Indebtedness except as set forth above.

            Section 10.4. Distributions. Neither Borrower nor any Borrower Subsidiary shall make any Distributions.

            Section 10.5. Maximum Commitment Amount. The Borrower will not cause or permit the sum of the (a) Outstanding under the Loan and (b) the Maximum Drawing Amount, to exceed the Maximum Revolver Amount.

            Section 10.6. Consolidation and Dissolution. Neither the Borrower nor a Borrower Subsidiary will: (1) at any time merge or consolidate with or into any Person, or (ii) create or consolidate any Subsidiary, except that Borrower shall dissolve the Subsidiaries listed in Schedule 10.6 on or before June 30, 1998, and prior to such date, shall not transfer any assets into such Subsidiaries or acquire any assets in such Subsidiaries; provided, however, that in the event Borrower fails to dissolve each of the Subsidiaries listed in
Schedule 10.6 prior to June 30, 1998, such Subsidiaries shall become Borrower Subsidiaries and shall execute such amendments, guaranties and other documents as may be reasonably required by Agent to reflect such addition.

            Section 10.7. Acquisition of Assets. Neither Borrower nor a Borrower Subsidiary shall acquire or enter into a commitment to acquire any stock or other ownership interest in or the substantial assets of any other Person. The Borrower shall not acquire or enter into a commitment to acquire any land for the development of a Project for the single takedown price in excess of $3,000,000.00 or within any Project having fifty (50) or more Developed Lots or Unsold Units, without the prior written approval of the Required Lenders, except pursuant to the Existing Options and so long as such acquisition does not result in the violation of any provision of this Agreement.

            Section 10.8. Real Estate Acquisitions. The Borrower and the Borrower Subsidiaries shall be permitted to acquire additional Properties or Real Estate provided that following conditions are continuously complied with:

                    (a) the acquired Property meets the requirements to constitute Developable Land or Developed Lots;

                    (b) no Default or Event of Default exists or would occur upon such acquisition;

                    (c) if the Loan is not extended pursuant to Section 2.10, the Borrower shall not make any new acquisitions or acquire additional Properties or Real Estate except as permitted by Section 2.10; and

                    (d) Borrower is otherwise in compliance with the provisions of Section 10.7.

At the time of the acquisition of any Properties or any instrument, document of title, security, chattel paper or other property (including marketable securities, inventory, contract rights and accounts) or any proceeds or products thereof, or any interest therein is created or arises with respect to any of the Borrower's, the Borrower Subsidiaries' assets, the Borrower or the Borrower Subsidiaries shall have unrestricted right to pledge, sell, assign or transfer the same; the Borrower, the Borrower Subsidiaries shall deliver the same to the Agent and shall pledge and assign to the Agent a fully perfected first priority security interest to the Agent on behalf of the Lenders in such Properties or other asset, subject to non-recourse purchase money financing. The pledge of the asset shall meet all of the other requirements contained in this Agreement for Collateral including the issuance of an endorsement to the Title Policy with respect to any acquired Property.

            Section 10.9. Disposition of Assets. Neither the Borrower nor a Borrower Subsidiary will at any time sell or lease or otherwise dispose of any assets; provided, however, that, so long as there is no Default or Event of Default in existence at the time or would be created as a result of any such action, the Borrower may:

                    (a) sell or dispose of Developed Lots, Developable Land and Units, in the ordinary course of its business (other than a Bulk Sale) for which it receives the greater of Fair Market Value or book value in either (i) cash or (ii) cash (equal to the difference between the actual sales price of such property and the Receivable) and a Receivable equal to not more than seventy-five percent (75%) of the actual sales price of such property, provided that such Receivable is due and payable within two (2) years from the date of sale and secured by a deed of trust, mortgage or other security document duly granting a first in priority lien and security interest in the property sold (which is collaterally assigned to Agent); and

                    (b) consummate any sale of Commercial Property for which it receives the greater of Fair Market Value or book value in either (i) cash or (ii) cash (equal to the difference between the actual sales price of such property and the Receivable) and a Receivable equal to not more than seventy-five percent (75%) of the actual sales price of such property, provided that such Receivable is due and payable within two (2) years from the date of sale and secured by a deed of trust, mortgage or other security document duly granting a first in priority lien and security interest in the property sold (which is collaterally assigned to Agent).

            Section 10.10. Sale and Leaseback. Neither the Borrower nor a Borrower Subsidiary will enter into any sale and leaseback transactions as seller-lessee, except that the Borrower and Borrower Subsidiaries may enter into sale and leaseback transactions of Units which are used as model homes for display to potential purchasers of Units provided that the Borrower has entered into a bona fide lease of such Units and has no obligation to repurchase such Units.

            Section 10.11. Transactions with Affiliated Persons. Neither the Borrower nor a Borrower Subsidiary shall pay or enter into any agreement to pay any fees, wages, salary, bonus, commission, contributions to benefit plans or any other compensation for goods or services to or for the benefit of any Person who is a director or officer of the Borrower or a Borrower Subsidiary who has, or any of whose affiliates has, a beneficial interest in the capital stock of the Borrower or a Borrower Subsidiary, unless such compensation is not in excess of the Fair Market Value of such services.

            Section 10.12. ERISA Compliance. Except for the Pension Plans and Welfare Plans in effect on the Date of Closing, neither the Borrower nor a Borrower Subsidiary will, without giving prior notice to the Agent, establish, assume, maintain or contribute to any employee benefit plan (as that term is defined in Section 3(3) of ERISA). The Borrower will not permit any Pension Plan or Welfare Plan to (i) engage in a "prohibited transaction" as such term is defined in Section 4975 of the Code; (ii) incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not waived; or (iii) be terminated in a manner which would result in the imposition of a lien or encumbrance on its assets pursuant to Section 4068 of ERISA.

            Section 10.13. Existing Options and New Options. Borrower and the Borrower Subsidiaries shall not modify any Existing Options or enter into any new options or contracts (i) to provide for specific performance as a remedy against the Borrower or any Borrower Subsidiary and (ii) which do not provide for earnest money or option payment as liquidated damages as the sole remedy in the event of a purchaser default.

            Section 10.14. Interest Rate Protection. The Borrower shall maintain interest rate protection arrangements in accordance with the terms of a Protected Interest Rate Agreement to be entered into between BankBoston and Borrower with a principal amount protected of $35,000,000.00, and with a Eurodollar Rate no higher than 8% or corresponding Base Rate ("Protected Interest Rate Agreement"). The Borrower shall not modify, terminate or transfer such arrangements without the Agent's prior written consent and shall maintain such arrangements in full force and effect, at all times during the first thirty-six months of the original term of the Loan.

            Section 10.15. Limitations on Borrowing. The amount of the Senior Indebtedness, including the requested Advance, shall not exceed the amount of the Borrowing Base.

            Section 11. FINANCIAL COVENANTS OF THE BORROWER. For purposes of this Section 11, all covenants are deemed to be made on a consolidated basis by Calton, Inc., the Borrower and the Borrower Subsidiaries. The Borrower and Calton, Inc., jointly and severally, covenant and agree that, so long as any Loan or Letter of Credit is Outstanding or the Lenders have any obligation to make Advances or issue Letters of Credit hereunder, unless the Agent otherwise agrees in writing:

            Section 11.1. Minimum Tangible Net Worth. The Borrower shall on the Date of Closing have a minimum Tangible Net Worth of at least $24,000,000.00 and shall maintain, on the last day of each fiscal quarter from and after the Date of Closing, a minimum Tangible Net Worth of at least $24,000,000.00 plus fifty percent (50%) of the cumulative positive Net Income of the Borrower and one hundred percent (100%) of equity proceeds of the Borrower since the Date of Closing determined quarterly, subject to such audit adjustments as shall be acceptable to the Agent.

            Section 11.2. Total Liabilities to Tangible Net Worth Ratio. The Borrower will not permit the ratio of (a) Total Liabilities to (b) Tangible Net Worth, determined on the last day of each fiscal quarter to exceed the ratio set forth below for the amounts and the quarters ending during the periods set forth below:

            Period                                       Permitted Ratio
            August 31, 1997 to February 28, 1998              2.50
            May 31, 1998 to Maturity Date                     1.90


            Section 11.3. Debt Service Coverage. The Borrower will not permit the ratio of (a) EBITDA to (b) the sum of (i) Interest Incurred; (ii) principal payments required under any Permitted Indebtedness; and (iii) payments under any sale-leasebacks permitted under Section 10.14, to be no less than 1.0. The foregoing ratio shall be tested on a rolling four quarter basis on the last day of each fiscal quarter.

            Section 11.4. Appraised Value. As of the Date of Closing, the Borrower will not permit the outstanding principal balance of the Loan (including the Maximum Drawing Amount) to exceed seventy-five percent (75%) of the sum of (i) the Appraised Value of the Mortgaged Properties plus (ii) all accounts, notes and mortgages receivable.

            Section 11.5. Inventory.  The Borrower will not permit:

                    (a) the book value of Developable Land, Commercial Property, Land Work in Process and Developed Lots to exceed 150% of Tangible Net Worth at the end of any fiscal quarter;

                    (b) the number of Developed Lots and Land Work in Process to exceed two times the number of Units closed and delivered to buyers during the previous twelve month period calculated on a rolling four quarter basis;

                    (c) the number of Unsold Units to exceed five per Project (exclusive of two model homes) with the exception of the Project known as Renaissance in which the maximum number of Unsold Units shall be thirty-five (exclusive of six model homes and the design center); and

                    (d) the number of attached Units not subject to a Housing Purchase Contract to exceed twelve (inclusive of model homes) per Project at all times.

            Section 11.6  Interest Coverage.      The Borrower will not permit
the ratio of (a) EBITDA to Interest Incurred calculated on a rolling four quarter basis, to fall below the following:

                    Quarters Ended                Maximum
                    8/31/97 -- 2/28/98            1.25
                    5/31/98 and thereafter        1.50

            All of the foregoing calculations shall be made at and as of the end of each fiscal quarter.

            Section 12.   EVENTS OF DEFAULT; ACCELERATION; REMEDIES.

            Section 12.1. Events of Default; Acceleration. If any of the following events (an "Event of Default") shall occur and be continuing:

                    (a) if the Borrower shall fail to comply with its covenant under Section 9.1 or shall fail to pay any principal of or interest on the Loans or fees payable under Section 3 within ten (10) days when the same shall become due and payable and the receipt by the Borrower of notice of non-payment, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, provided that the foregoing ten (10) day grace period (and any required notices) shall automatically terminate if payments are made on a date other than the due date thereof more frequently than three times in any year;

                    (b) if the Borrower shall fail to comply with any of its covenants contained in Section Section 9.2, 9.6, 9.12, Section Section 10.1 through Section 10.4, Section Section 10.6 through Section 10.11;

                    (c) if the Borrower shall fail to comply with any of its covenants contained in Section 9.10 and Section 9.16 and such failure shall continue for five (5) days after written notice of such failure has been given to the Borrower by the Agent;

                    (d) if the Borrower shall fail to comply with any of its covenants contained in the following Section Section from and after thirty
(30) days after the date of the occurrence of the Default with respect to such Section : Section 9.3, Section 9.4, Section 9.5, Section 9.7, Section 9.9,
Section 9.11, Section 9.13, Section 9.14, Section 9.15, Section 9.17, Section 9.18, Section 9.19, Section 10.5, Section 10.13, Section 10.14, Section 10.15,
Section 11.1 and Section 11.2;

                    (e) if the Borrower shall fail to comply with any of its covenants contained in Section 9.8, Section 10.12, Section 11.3, Section 11.4,
Section 11.5 and Section 11.6 and such failure shall continue for ninety (90) days after written notice of such failure has been given to the Borrower by the Agent;

                    (f) if the Borrower shall fail to perform any term, covenant or agreement contained herein (other than those specified in subsections (a) through (e) above) and such failure shall continue for thirty
(30) days after written notice of such failure has been given to the Borrower by the Agent;

                    (g) if any representation or warranty of the Borrower in any Loan Document or in any document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made;

                    (h) if the Borrower shall fail to make payment or otherwise shall fail to observe or perform when due or within any applicable period of grace any term, covenant or agreement contained in any recourse agreement by which the Borrower is bound, evidencing or securing borrowed money in a principal amount greater than $250,000.00 as would permit the holder or holders thereof or of any such obligations to accelerate the maturity thereof;

                    (i) if the Borrower or a Borrower Subsidiary (but only if the financial difficulties of a Borrower Subsidiary create financial difficulties for Borrower) shall be involved in financial difficulties as evidenced:

                          (i)   by its commencement of a voluntary case under
Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors, managing partner or other governing body, the commencement of such a voluntary case;

                          (ii)  by its filing an answer or other pleading
admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;

                          (iii) by the entry of an order for relief against it
in any involuntary case commenced under said Title 11;

                          (iv)  by its seeking relief as a debtor under any
applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief:

                          (v)   by entry of an order by a court of competent
jurisdiction (A) finding it to be bankrupt or insolvent or (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors which remains undischarged and unstayed for more than sixty (60) days;

                          (vi)  by the entry of an order by a court of
competent jurisdiction assuming custody for, or appointing a receiver or other custodian for, all or a substantial part of its property which remains undischarged and unstayed for more than thirty (30) days; or

                          (vii) by its making an assignment for the benefit of,
or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

                    (j) if there shall remain in force, undischarged, unsatisfied, unstayed and unbonded, for more than thirty (30) days, whether or not consecutive, any final judgment against the Borrower which, with other outstanding final judgments, undischarged, unsatisfied, unstayed and unbonded for more than thirty (30) days against such Person(s) exceeds $50,000.00; or

                    (k)   there occurs a Change of Control.

                    Upon the occurrence of an Event of Default, the Agent may by notice to the Borrower terminate the Commitments under this Agreement and upon such termination shall have no further obligation to make the Loan or Advances to the Borrower, and may declare all amounts owing with respect to this Agreement or any of the other Loan Documents to be, and they shall thereupon forthwith mature and become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the parties hereto; provided, that in the event of any Event of Default specified in Section 12(i), the Lenders' Commitments hereunder shall immediately terminate and all amounts due under the Loan Documents shall become immediately due and payable automatically and without any requirement of notice from the Agent.

                    The cure periods contained herein are subject to the following terms and conditions:

                    a. The Agent shall have the right to take all actions it deems appropriate or necessary, notwithstanding the pendency of the cure period, if the Agent determines that an emergency condition creating imminent danger to life or property exists which is not being expeditiously acted upon by the Borrower;

                    b. The applicable cure period is conditioned upon the Borrower ceasing and desisting, to the extent possible from the action creating the Event of Default and the Borrower's taking all consistent actions necessary to cure the Event of Default; and

            Section 12.2. Remedies. The Agent and the Lenders shall have all remedies available at law or equity or under the Loan Documents. No remedy herein conferred upon any Lender or the Agent or the holder of any promissory note hereunder is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

            Section 12.3. Advances. If the Agent shall elect to advance sums for any reason permitted or provided by any of the terms of this Agreement (other than normal loan disbursements for requested borrowings) or any of the Loan Documents, then such sums shall be payable upon demand of the Agent and shall bear interest, commencing on the date advanced and continuing until repaid, at the applicable rate(s) of interest set forth in this Agreement applicable to a period when a Default exists hereunder.

            Section 12.4. Environmental Audit. At any time during the existence of any Event of Default, the Agent at its option, may obtain at the sole cost and expense of the Borrower an environmental audit of the Properties prepared by a geohydrologist, an independent engineer or other qualified consultant or expert approved by the Agent evaluating and confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to the Properties, (ii) whether the operations at the Properties comply with all air quality and other applicable Environmental Laws or (iii) or identification of preventive maintenance or a compliance review with respect to any Environmental Laws. In furtherance of the preceding sentence, the Agent reserves the right, upon reasonable notice, to enter and investigate the Properties and to take such samples as may be necessary to perform soil, water or other analyses.

            Section 12.5. Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

                    (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

                    (b) Second, to all other Obligations in such order or preference as the Majority Lenders may determine; provided, however, that distributions in respect of such Obligations shall be made (i) pari passu among Obligations with respect to the Agent's fee payable pursuant to Section 3 and all other Obligations and (ii) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Lenders pro rata; and provided, further that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable; and

                    (c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

            Section 13. SETOFF. Regardless of the adequacy of any Collateral or deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may, upon the consent of the Majority Lenders, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender at any time after the occurrence and during the continuance of any Event of Default. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross-action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto, assignment of claims, subrogation, or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

            Section 14. EXPENSES. The Borrower agrees to pay (a) the costs of producing and reproducing this Agreement, the other Loan Documents and the agreements and instruments mentioned herein and delivered pursuant to the foregoing, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent's or any Lender's net income) on or with respect to the transactions contemplated by this Agreement (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) the fees, expenses and disbursements of the Agent and the Agent's legal counsel incurred in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein and all services provided to Agent connected with the consummation or servicing of the Loan, and amendments, modifications, approvals, consents or waivers hereto or hereunder, and the administration of the Loans, which shall include but shall not be limited to all syndication costs and the cost to organize, plan, hold and attend periodic meetings of the Lenders; (d) all expenses (including reasonable attorneys' fees and costs, which attorneys may be employees of any Lender or the Agent) incurred by any Lender, or affiliates of Lender, or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Borrower Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent's or any Lender's relationship with the Borrower or the Borrower Subsidiaries, (e) all reasonable fees, expenses and disbursements of any Lender or the Agent incurred in connection with Appraisals, the Title Policy, UCC searches, UCC filings or mortgage recordings, and intangible property searches, and (f) the fees and expenses of Coopers or the Designated Accounting Firm. The covenants of this Section 14 shall survive payment or satisfaction of payment of amounts owing with respect to the Obligations.

            Section 15. INDEMNIFICATION. Except for liability arising exclusively from the gross negligence or willful misconduct of the Agent, the Borrower agrees to indemnify and hold harmless the Agent and the Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower,
(c) the Borrower entering into or performing this Agreement or any of the other Loan Documents, (d) with respect to the Borrower and its properties and assets, the violation of any Environmental Laws, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), or (e) any claim that any of the Existing Senior Indebtedness is senior in priority to the Indebtedness, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section 15 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. There shall be specifically excluded from the foregoing indemnification any claims, actions, suits, liabilities, losses, damages and expenses arising from disputes among the Lenders with respect to the Loan or the Loan Documents. In the event that any such claims, actions, suits, liabilities, losses, damages and expenses involve both a dispute among the Lenders and other matters covered by this indemnification provision, the Agent shall make a reasonable good faith allocation of all losses, damages and expenses incurred between the Lenders' dispute and the other matters covered by this indemnification provision, which allocation by the Agent shall be final and binding upon the parties hereto.

            Section 16. SURVIVAL OF COVENANTS ETC. All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto and thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Loan hereunder and the issuance by the Lenders of the Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement remains outstanding and unpaid or any Lender has any obligation to make any Advances or issue Letters of Credit hereunder.

            Section 17.   THE AGENT.

            Section 17.1. Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Lenders is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee or fiduciary for any Lender.

            Section 17.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower in accordance with
Section 14.

            Section 17.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

            Section 17.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of the Borrower. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

            Section 17.5. Payments.

                    (a) A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees promptly to distribute to each Lender such Lender's pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents

                    (b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                    (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or Advance or (ii) to comply with the provisions herein with respect to making dispositions and arrangements with the other Lenders, where such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding loans, unpaid reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

            Section 17.6. Holders of Notes. The Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

            Section 17.7. Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 14), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

            Section 17.8. Agent as Lender. In its individual capacity, BankBoston shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loan made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

            Section 17.9. Resignation. The Agent may resign at any time by giving sixty (60) days' prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent. Provided no Event of Default exists, the appointment of a successor Agent that is not a Lender shall be subject to the prior approval of the Borrower which shall not be unreasonably withheld or delayed. Unless a Default or Event of Default shall have occurred and be continuing for a period of at least thirty (30) days after written notice thereof from the Agent to the Borrower, such successor Agent shall be reasonably acceptable to the Borrower (such notice and time to cure will be provided by the Agent only in the event of a pending appointment of successor Agent, and applies only for the purposes of this Section 17.9). If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A-2 or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

            Section 17.10. Notification of Waivers, Amendments, Defaults and Events of Default, Litigation and Judgment. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 17.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default. The Agent hereby agrees it shall promptly notify the other Lenders of any waiver or amendment of any material term of this Agreement approved or granted by Agent. The Agent shall also provide notice to the Lenders of any pending litigation or judgments affecting the Borrower or any of its properties of which Agent receives notice thereof.

            Section 17.11. Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if
(a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Loan Documents authorizing the foreclosure of the Mortgages and the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. Agent may, in its discretion, but without obligation, in the absence of direction from the Required Lenders, take such interim actions as it believes necessary to preserve the Collateral and the rights of the Lenders therein. Such actions may include, but shall not be limited to, petitioning a court for injunctive relief, appointment of a receiver or sequestration of proceeds of the Properties.

            Section 17.12. Bankruptcy Proceedings. In the event a bankruptcy or other insolvency proceeding is commenced by or against either entity comprising Borrower or Calton, Inc., Agent shall have the sole right to file and pursue a joint proof of claim on behalf of all the Lenders. Each Lender irrevocably waives its right to file and pursue a separate proof of claim in any such proceedings.

            Section 17.13. Notices, Information and Exercise of Rights of Inspection. The Agent shall provide to the Lenders copies of all material information that the Lenders may from time to time request of the Agent. The Lenders agree to coordinate the exercise of any inspections rights or requests for information with the Agent in order to permit the Agent to efficiently perform its functions hereunder.

            Section 18.   ASSIGNMENT AND PARTICIPATION.

            Section 18.1. Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it; provided that (a) the Agent shall have given its prior written consent to such assignment, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, (c) each assignment shall be in an amount that is at least $10,000,000.00 and is a whole multiple of $1,000,000.00, (d) each Lender which is a Lender on the date hereof shall retain, free of any such assignment, an amount of its Commitment of not less than $10,000,000.00, provided, however, the Agent shall have a minimum hold of at least $20,000,000.00, (e) the parties to such assignment shall execute and deliver to the Agent, for Recording in the Register (as hereinafter defined), an Assignment and Acceptance, in form and substance as established by the Agent (an "Assignment and Acceptance"), together with any Notes subject to such assignment, and (f) as to assignments to Eligible Assignees that are not Lenders, and provided no Event of Default exists, then with the prior approval of the Borrower, which approval shall not be unreasonably withheld or delayed. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 18.3, be released from its further obligations under this Agreement to the extent of the interest assigned.

            Section 18.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations or any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 6.7 and Section 9.5 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

            Section 18.3. Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment Percentages of, and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall constitute a rebuttable presumption in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, (i) the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00; and (ii) the Agent will deliver a copy of the Register to the Borrower.

            Section 18.4. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has maintained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Notes delivered at the time of execution of this Agreement. Within five (5) days of issuance of any new Notes pursuant to this Section 18.4, the Borrower shall deliver an opinion of counsel, addressed and acceptable to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity, enforceability and binding effect thereof. The surrendered Notes shall be cancelled and returned to the Borrower.

            Section 18.5. Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Lender for its obligations hereunder or under any of the other Loan Documents.

            Section 18.6. No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

            Section 18.7. Disclosure. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower, or by the Agent on Borrower's behalf, under this Agreement or any other Loan Document, and neither it nor any of its affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors; (G) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder, and (H) as to any Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with such Lender.

            Section 18.8. Withholding Tax.

                    (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the
Agent:

                          (i)   if such Lender claims an exemption from, or a
reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each succeeding calendar year during which interest may be paid under this Agreement;

                          (ii)  if such Lender claims that interest paid under
this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                          (iii) such other form or forms as may be required
under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

            Such Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                    (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form 1001 as no longer valid.

                    (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                    (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                    (e) If the IRS or any other governmental authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 18.8, together with all costs and expenses (including reasonable attorney's fees and legal expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

            Section 19. NOTICES, ETC. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the other Loan Documents shall be in writing and shall be (i) delivered in hand, (ii) mailed by United States registered or certified first-class mail, postage prepaid, or (iii) sent by telegraph or telex and confirmed by letter mailed on the same Business Day, or
(iv) addressed as follows:

                    (a) if to the Borrower, to Bradley A. Little, Senior Vice President - Finance, Treasurer and Chief Financial Officer, 500 Craig Road, Manalapan, New Jersey 07726-8790;

                    (b) if to the Agent, at 115 Perimeter Center Place, Suite 500, Atlanta, Georgia 30346, Attention: Nicholas Whiting, with a copy to Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street N.E., Suite 2400, Atlanta, Georgia 30308, Attention: Julian D. Nealy, or such other address for notice as the Agent shall last have furnished in writing to the person giving the notice; and

                    (c) if to any Lender, at such Lender's address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, (b) if sent by registered or certified first-class mail, postage prepaid, upon the earlier of the date of receipt or three (3) Business Days after the posting thereof, (c) if sent by telex or cable, on the Business Day such telex or cable is dispatched; and (d) if sent by overnight delivery service, then the next Business Day of such overnight delivery service.

            Section 20.   CERTAIN RIGHTS OF AGENT.

            Section 20.1. Right to Retain the Construction Inspector. The Agent shall have the right to retain, at the Borrower's cost and expense, a Construction Inspector to review construction budgets, contracts and schedules, make periodic inspections of construction of improvements at the Projects and to advise the Agent regarding all construction matters at the Projects. The fees of the Construction Inspector shall be paid by the Borrower forthwith upon billing therefor, and expenses incurred by the Agent on account thereof shall be reimbursed to the Agent forthwith upon request therefor, but neither the Agent, the Lenders nor the Construction Inspector shall have any liability to the Borrower on account of the services performed by the Construction Inspector. Neither the Agent, the Lenders nor the Construction Inspector assumes any obligation to the Borrower or any other Person concerning the quality of construction of any Project improvements or the absence therefrom of defects.

            Section 20.2. Right to Obtain Appraisals. From time to time at Borrower's expense (but no more frequently than annually at Borrower's expense), the Agent shall have the right to obtain Appraisals (complying with all terms and conditions of FIRREA) updating the Appraised Value of any and all Real Estate as of such date (such updated Appraisals shall be in such form and content as determined by Agent) or any portion thereof as Agent desires to have appraised. The costs and expenses incurred by the Agent in obtaining such Appraisals shall be paid by the Borrower forthwith upon billing or request by the Agent for reimbursement thereof. The Agent shall also obtain such appraisals upon the request of the Required Lenders provided that if the Borrower is not required to pay the costs of such appraisals pursuant to this section then the costs shall be paid by the Lenders. Agent reserves the right to adjust the Appraised Value to more accurately reflect the Fair Market Value at its discretion.

            Section 21. MISCELLANEOUS. Except as otherwise required by the laws of any jurisdiction in which any Properties are located, the Loan Documents shall be deemed to be contracts under the laws of the Commonwealth of Massachusetts and shall for all purposes be construed in accordance with and governed by the internal laws of said Commonwealth, without reference to principles of conflicts of law. The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the parties would otherwise have. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Time is of the essence of this Agreement.

            Section 22. ENTIRE AGREEMENT, ETC. This Agreement, together with the other Loan Documents and any other documents executed in connection herewith or therewith, express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in Section 22.

            Section 23. CONSENTS, AMENDMENTS, WAIVERS, ETC. The following may occur with, but only with, the written consent of the Agent and the Lenders as follows:

                    (a) Unanimous consent of all Lenders with respect to any modification in (i) the rate of interest on the Notes, Fees, the payments of interest or principal required under the Notes, (ii) the Maturity Date, (iii) the amount of the Commitments of the Lenders hereunder, (iv) the definition of Majority Lenders or Required Lenders or (v) any change in the requirement with respect to the Guaranty or guaranty from future Subsidiaries as set forth in
Section 9.19.

                    (b) Required Lenders consent with respect to the modification or waiver of the covenants set forth in Section Section 10.1, 10.2, 10.3, 10.4, 10.6, 10.7, 10.8, 10.9, 10.14, 10.15, 11.1, 11.2, 11.3, 11.4,
11.5 and 11.6 and any modification of the categories in the Borrowing Base.

                    (b) Majority Lenders consent with respect to the modification or waiver of the covenants set forth in Section Section 9.2 through 9.18 and Section Section 10.10 through 10.13.

The Agent shall have the authority to make all other modifications, amendments or waivers hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.
No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. Borrower acknowledges that any requirement for Agent's consent or approval with respect to any of the sections referenced in items (a), (b) and (c) above, shall be deemed to require the consent or approval of all Lenders, Required Lenders or Majority Lenders, respectively.

            Section 24. RELEASE OF SECURITY. So long as no Default or Event of Default exists or would result therefrom, the Agent covenants to cause to be released from the lien of the Loan Documents, by the Agent itself or by its duly appointed attorney-in-fact, any Developable Land, Developed Lots, Receivables or Units which are sold by the Borrower pursuant to the terms of
Section 10.9, promptly following the date upon which (i) all net cash proceeds of such sale shall have been promptly delivered to the Agent by the closing official, or such other person as the Agent may from time to time direct, together with all Receivables, mortgages, deeds of trust or other Collateral Documents relating thereto, in each case accompanied by instruments of assignment and recorded collateral assignments in favor of the Agent satisfactory, in form and substance, to the Agent; and (ii) the purchaser thereof shall have complied with all the terms and conditions required to be performed by such purchaser under its agreement with the Borrower prior to the delivery of a deed for such portion of the Developable Land, or such Developed Lot or Unit to such purchaser. Except as otherwise set forth in Section 10.9, the Borrower shall not be entitled to obtain releases for any proposed transaction where a Receivable will be included in the Proceeds unless the Borrower obtains the prior consent of the Agent.

            Section 25.   CONSENT TO SERVICE.

                    (a) The Borrower hereby irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding on behalf of Borrower or its property by the hand delivery or mailing of copies of such process to Borrower at its address specified in
Section 19 hereof.

                    (b) Nothing in this Section 25 shall affect the right of the Agent or the Lenders to serve legal process in any other manner permitted by law or affect the right of the Agent or any of the Lenders to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

                    (c) The Borrower hereby expressly waives, to the fullest extent not prohibited by law, any right it may have now or hereafter to a jury trial in any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents.

            Section 26. SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such provision to the extent the same shall have been invalid, illegal or unenforceable had never been contained herein. The parties hereto agree that they will negotiate in good faith to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

            Section 27. WAIVER. The Borrower, the Agent and the Lenders hereby mutually knowingly, voluntarily, and intentionally waive any right any of them may have to a trial by jury in respect of any litigation (including, but not limited to, any claims, cross-claims, or third party claims) arising out of, under or in connection with this Agreement, the Note, the other Loan Documents, or the transactions contemplated therein or herein. The Borrower, the Agent and the Lenders certify to each other party that no representative or agent of any party hereto nor counsel of any such party has represented, expressly or otherwise, that such party would not, in the event of such litigation seek to enforce this waiver of right to jury trial provision.

            Section 28. RIGHTS OF THIRD PARTIES. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Advances, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower of the Projects or the absence therefrom of defects.

            Section 29. RELATIONSHIP. The relationship between the Lenders and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

            IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the date first set forth above.

                                      BORROWER

                                      CALTON HOMES, INC.,
                                      a New Jersey corporation


                                By:   /s/ Anthony J. Caldarone
                                Its:  President

                                      [CORPORATE SEAL]


                                      CALTON HOMES OF FLORIDA, INC., a Florida corporation


                                By:   /s/ Bradley A. Little
                                Its:  Senior Vice President

                                      [CORPORATE SEAL]



                                      BORROWER SUBSIDIARIES

                                      CALTON HOMES OF CALIFORNIA, INC., a
                                      California corporation


                                By:   /s/ Bradley A. Little
                                Its:  Senior Vice President

                                      [CORPORATE SEAL]


                                      CALTON HOMES OF PENNSYLVANIA, INC., a
                                      Pennsylvania corporation


                                By:   /s/ Bradley A. Little
                                Its:  Senior Vice President

                                      [CORPORATE SEAL]


                                      CALTON HOMES OF CHICAGO, INC.,
                                      an Illinois corporation


                                By:   /s/ Bradley A. Little
                                Its:  Senior Vice President

                                      [CORPORATE SEAL]


                                      TALCON TITLE AGENCY, L.P., a New Jersey
                                      limited partnership

                                By:   Calton General, Inc.,
                                      a New Jersey corporation
                                Its:  Sole General Partner


                                By:   /s/ Bradley A. Little
                                Its:  Senior Vice President

                                      [CORPORATE SEAL]


                                      TALPRO 36, L.P., a New Jersey limited
                                      partnership

                                By:   Calcap 36, Inc., a New Jersey corporation
                                Its:  Sole General Partner


                                By:   /s/ Bradley A. Little
                                Its:  Senior Vice President

                                      [CORPORATE SEAL]


                                      CALTON, INC.

                                      CALTON, INC., a New Jersey corporation


                                By:   /s/ Anthony J. Caldarone
                                Its:  President

                                      [CORPORATE SEAL]



                                      AGENT

                                      BANKBOSTON, N.A.,
                                      a national banking association


                                By:   /s/ Nicholas Whiting
                                      Nicholas Whiting, Vice President


                                      LENDERS

                                      BANKBOSTON, N.A.,
                                      a national banking association


                                By:   /s/ Nicholas Whiting
                                      Nicholas Whiting, Vice President






                                   SCHEDULES

                   Schedule 1:        Commitments
                   Schedule 1.2:      Borrower Subsidiaries
                   Schedule 6.1:      Subsidiaries
                   Schedule 6.6:      Chief Executive Offices addresses
                   Schedule 6.12:     Indebtedness
                   Schedule 6.13:     Litigation
                   Schedule 6.16(b):  Governmental Permits
                   Schedule 6.16(c):  Zoning Modification Actions
                   Schedule 6.16(d):  Non-Assignable Permits
                   Schedule 6.27:     Existing Options
                   Schedule 10.1:     Existing Investments
                   Schedule 10.6:     List of Subsidiaries to be Merged




                                  SCHEDULE 1

                                  Commitments


BankBoston, N.A.                      $45,000,000.00


                                 SCHEDULE 1.2

                             Borrower Subsidiaries


                                                         State of
Borrower            Subsidiaries                  Incorporation/
                                                         Formation
Calton
 Homes, Inc.        Calton Homes of Florida, Inc.        Florida
                    Calton Homes of Pennsylvania, Inc.   Pennsylvania
                    Calton Homes of California, Inc.     California
                    Calton Homes of Chicago, Inc.        Illinois
                    Talcon Title Agency, L.P.            New Jersey
                    Talpro 36, L.P.                      New Jersey



                                 SCHEDULE 6.1

                                 Subsidiaries
                                   (omitted)





                                 SCHEDULE 6.6

                       Chief Executive Offices addresses


1. The following corporations and partnerships maintain their chief executive offices at 500 Craig Road, Manalapan, New Jersey 07726-8790:

                    Calton, Inc.; Calton Homes, Inc.; Calton Homes of Pennsylvania, Inc.; Calton Homes of Chicago, Inc.; Calton Homes of California, Inc.; Talcon Title Agency, L.P.; and Talpro 36, L.P.

2. Calton Homes of Florida, Inc. maintains its chief executive offices at: 380 S. North Lake Boulevard, Suite 1012, Altamonte Springs, Florida 32701



                                 SCHEDULE 6.12

                                 Indebtedness

As of April 30, 1997 Calton Homes, Inc. was indebted to Calton, Inc. in the amount of $26,317,232.00.


                                 SCHEDULE 6.13

                                  Litigation
                                   (omitted)


                               SCHEDULE 6.16(b)

                             Governmental Permits
                                   (omitted)


                               SCHEDULE 6.16(c)

                          Zoning Modification Actions
                                   (omitted)


                               SCHEDULE 6.16(d)

                            Non-Assignable Permits
                                   (omitted)



                                 SCHEDULE 6.27

                               Existing Options
                                   (omitted)



                                 SCHEDULE 10.1

                             Existing Investments
                                   (omitted)


                                 SCHEDULE 10.6

                       List of Subsidiaries to be Merged
                                   (omitted)



                                   EXHIBITS


            Exhibit "A":        Form of Borrowing Base Report
            Exhibit "B":        Form of Revolving Credit Notes
            Exhibit "C":        Compliance Certificate
            Exhibit "D":        Commercial Property



                                  Exhibit "A"

                         Form of Borrowing Base Report
                                   (omitted)



                                  Exhibit "B"

                        Form of Revolving Credit Notes
                                   (omitted)



                                  Exhibit "C"

                            Compliance Certificate
                                   (omitted)




                                  Exhibit "D"

                              Commercial Property
                                   (omitted)




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